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Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

Nevada Chemicals, Inc.

BY

Calypso Acquisition Corp.

AN AFFILIATE

OF

OCM Principal Opportunities Fund IV, L.P.

AT

$13.37 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF OCTOBER, 17, 2008, UNLESS THE OFFER IS EXTENDED.

        Calypso Acquisition Corp. ("Offeror"), an affiliate of OCM Principal Opportunities Fund IV, L.P. ("OCM"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Nevada Chemicals, Inc., a Utah corporation ("Nevada Chemicals"), for $13.37 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 19, 2008 (the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached to the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with any amendments or supplements to this Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2008 (the "Merger Agreement"), by and among Offeror, Cyanco Holding Corp., the Offeror's parent company ("Parent") and Nevada Chemicals. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14—"Conditions of the Offer." After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into Nevada Chemicals (the "Merger").

        The Board of Directors of Nevada Chemicals, at a meeting duly called and held, unanimously (i) determined that each of the Transaction Documents and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals; (ii) approved and took all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

The Information Agent for the Offer is

 IMPORTANT

        Any Nevada Chemicals stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (1) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer and Trust Company (the "Depositary") together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (2) request the Nevada Chemicals stockholder's broker, bank or other nominee to effect the tender of Shares to Offeror. A Nevada Chemicals stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the Nevada Chemicals stockholder wishes to tender those Shares.

        Any Nevada Chemicals stockholder that wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below), or that cannot comply with the procedures for book-entry transfer on a timely basis, may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. Nevada Chemicals stockholders also may contact their broker, bank or other nominee for copies of these documents. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

September 19, 2008

ii

iii

SUMMARY TERM SHEET

        This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All issued and outstanding shares of common stock, par value $0.001 per share (the "Shares") of Nevada Chemicals, Inc. ("Nevada Chemicals").
Price Offered Per Share:	$13.37 per Share (the "Offer") in cash, without interest and less any required withholding taxes (the "Offer Price").
Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of October 17, 2008.
Offeror:	Calypso Acquisition Corp. ("Offeror"), a wholly owned subsidiary of Cyanco Holding Corp. ("Parent"). Offeror and Parent are affiliates of OCM Principal Opportunities Fund IV, L.P. ("OCM").
Minimum Condition:
Holders of Shares have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by Parent or Offeror, represents at least a majority of the outstanding Shares determined on a fully diluted basis.

Other Information

  •
  The Offer is the first step in Offeror's plan to acquire all of the issued and outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of September 5, 2008 (the "Merger Agreement"), among Offeror, Parent and Nevada Chemicals. If the Offer is successful, Offeror will acquire any remaining Shares in a merger of Offeror with and into Nevada Chemicals (the "Merger"), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price. Nevada Chemicals stockholders will have appraisal rights in the Merger, but not in the Offer.

  •
  The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of October, 17, 2008 (or the latest time and date as the Offer may be extended, the "Expiration Date"), unless we extend the Offer. We may extend the Offer without the consent of Nevada Chemicals (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC") or the staff of the SEC, or (2) for an aggregate period of not more than twenty business days in increments of not more than ten business days if, at the scheduled Expiration Date, if any of the conditions of the Offer (see Section 14—"Conditions of the Offer") has not been satisfied or waived. If all of the conditions of the Offer have been satisfied or waived and the Shares have been accepted for payment, but there shall not have been tendered at least 90% of the issued and outstanding Shares on a fully-diluted basis, Offeror may extend the Offer for a "subsequent offering period" (as defined in Rule 14d-11 of the Securities Exchange Act of 1934 (the "Exchange Act")) of not more than 20 additional business days.

  •
  If we decide to extend the Offer, we will issue a press release announcing the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

Nevada Chemicals Board of Directors' Recommendation

        The Nevada Chemicals Board:

  •
  determined that each of the Transaction Documents and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals;

  •
  approved all other corporate action required to be taken by Nevada Chemicals or the Board of Directors for the consummation of the Transactions; and

  •
  resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement.

Conditions and Termination

        We are not required to complete the Offer, unless:

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any applicable foreign antitrust or competition law or regulation relating to the Merger has expired or terminated;

  •
  at least a majority of the total number of Shares, determined on a fully diluted basis, have been validly tendered and not withdrawn prior to the expiration of the Offer. As of September 18, 2008, the required minimum number would have been 3,544,087 Shares; and

  •
  certain other conditions precedent (as set forth in Section 14 of this Offer to Purchase) have been satisfied.

        For a description of all conditions to the Offer and Offeror's and Nevada Chemicals' respective rights to terminate the Merger Agreement, see Section 11—"Purpose of the Offer; The Transaction Documents; Dissenters' Rights; 'Going-Private' Transactions; Plans for Nevada Chemicals" and Section 14—"Conditions of the Offer" in this Offer to Purchase. The Offer is not conditioned on Offeror or Parent obtaining financing.

Procedures for Tendering

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued directly in your name), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" in this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, MacKenzie Partners, Inc. at the telephone numbers set forth on the back cover of this Offer to Purchase for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" in this Offer to Purchase for further details.

  •
  If you hold your Shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee and give instructions that your Shares be tendered. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" in this Offer to Purchase for further details.

Withdrawal Rights

  •
  If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights" in this Offer to Purchase for further details.

Recent Nevada Chemicals Trading Prices

  •
  The closing price for Nevada Chemicals Shares was $9.71 per share on September 4, 2008, the last trading day before we announced the Merger Agreement, and $12.76 per share on September 18, 2008, the last full trading day before the date of this Offer to Purchase.

Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares.

  •
  If the Offer is successful, we expect the Shares to continue to be traded on the NASDAQ National Market ("NASDAQ") until the completion of the Merger, although we expect trading volume to be significantly below its pre-Offer level. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the shares on NASDAQ (unless delisted as set forth in Section 7—"NASDAQ Listing") will be terminated following the completion of the Merger. Please note that the time period between completion of the Offer and the Merger may be very short (possibly less than one trading day).

Material U.S. Federal Income Tax Consequences

  •
  The receipt of cash for Shares pursuant to the Offer or the Merger will generally be a taxable transaction for United States federal income tax purposes and possibly for state, local or foreign income tax purposes as well. A U.S. Holder that receives cash in exchange for Shares pursuant to the Offer or the Merger and that has no direct or indirect interest in Nevada Chemicals after the Offer or Merger, as applicable, will generally recognize capital gain or loss equal to the amount of cash received in exchange for the Shares minus the U.S. Holder's adjusted tax basis in the Shares. Any capital gain or loss recognized by the U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the disposition of Shares and short-term capital gain or loss otherwise. Long-term capital gains recognized by individuals are taxable under current law at a maximum federal income tax rate of 15%. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable under current law at a maximum federal income tax rate of 35%. A U.S. Holder's ability to use any capital loss to offset other income or gain is subject to certain limitations. Holders of Shares should consult their tax advisor regarding the particular tax consequences of the Offer and the Merger to them, including the federal, state, local and non-U.S. tax consequences. See Section 5—"Material U.S. Federal Income Tax Consequences" in this Offer to Purchase for further details.

Further Information

  •
  If you have any questions about the Offer, you can call the Information Agent:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

FREQUENTLY ASKED QUESTIONS

        The following are answers to some of the questions you, as a Nevada Chemicals stockholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this "Frequently Asked Questions" is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and the documents to which we have referred.

Who is offering to purchase my Shares?

        Our name is Calypso Acquisition Corp. We are a Utah corporation and a wholly owned subsidiary of Cyanco Holding Corp., a Delaware corporation. Calypso Acquisition Corp. and Cyanco Holding Corp. are affiliates of OCM and were formed for the purpose of making this Offer and have carried on no activities other than in connection with the acquisition of Nevada Chemicals. See the "Introduction" to this Offer to Purchase and Section 9—"Information Concerning Offeror, Parent and OCM" in this Offer to Purchase.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, bank or other nominee, and your broker, bank or other nominee tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee or commission for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do we have the financial resources to pay the Offer Price?

        Yes. We have sufficient funds available to purchase all shares validly tendered and not withdrawn in the Offer through equity contributions from our affiliate, OCM. Our Offer is not conditioned on any financing arrangements. See Section 12—"Source and Amount of Funds" of this Offer to Purchase.

Is Offeror's financial condition relevant to my decision to tender my Nevada Chemicals Shares in the Offer?

        No. We do not think Offeror's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all issued and outstanding Shares solely for cash;

  •
  we, through our parent company, OCM, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same Offer Price.

        See Section 9—"Information Concerning Offeror, Parent and OCM" and Section 12—"Source and Amount of Funds" in this Offer to Purchase.

What will happen if I do not tender my Shares? Will the Offer be followed by a merger?

        If the Offer is completed and the other conditions to the Merger are satisfied or waived, it is expected that Offeror will merge with and into Nevada Chemicals with Nevada Chemicals surviving the

Merger as a wholly owned subsidiary of Parent. In the Merger, we will acquire all remaining Shares in Nevada Chemicals for the same cash price as the Offer Price. If the Merger takes place, Parent will own all of the Shares, and all the Nevada Chemicals stockholders that did not tender their Shares (other than Offeror, Parent and the Nevada Chemicals dissenting stockholders that properly exercise appraisal rights in accordance with Utah law) will receive $13.37 per Share in cash without interest and less any required withholding taxes. Therefore, if the Merger takes place and you do not properly exercise and perfect your appraisal rights with respect to any Shares under Utah law, the only difference between tendering your Shares in the Offer and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares in the Offer. See Section 11(b)—"The Merger Agreement" in this Offer to Purchase for a description of the conditions to the Merger.

Have any Nevada Chemicals stockholders already agreed to tender their Shares in the Offer?

        Simultaneously with the execution of the Merger Agreement, Parent and Offeror entered into Transaction Support Agreements, each dated as of September 5, 2008 (collectively, the "Support Agreements") with the following officers and directors of Nevada Chemicals, Inc.: Dr. John T. Day, E. Bryan Bagley, M. Garfield Cook, James E. Solomon, Nathan L. Wade and BLA Irrevocable Investment Trust, an investment trust affiliated with Mr. Bagley (collectively the "Principal Company Stockholders"). The Principal Company Stockholders collectively held 2,917,387 shares, or approximately 41.28% in the aggregate, of Nevada Chemicals' common stock, plus options to acquire an additional 21,000 shares of common stock. Under the Support Agreements, the Principal Company Stockholders have agreed to tender all Shares beneficially owned by them (including shares issued pursuant to any exercise of options) pursuant to, and in accordance with, the terms of the Offer. See Section 11—"Purpose of the Offer; The Transaction Documents; Dissenters' Rights; 'Going Private' Transactions; Plans for Nevada Chemicals" in this Offer to Purchase.

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available in connection with the Offer. However, if the proposed Merger takes place, appraisal rights will be available to holders of Shares that are not tendered and who do not vote in favor of the Merger, subject to and in accordance with Utah law. A holder of Shares must properly perfect such holder's right to seek appraisal under Utah law in connection with the Merger in order to exercise appraisal rights under Utah law. See Section 11(c)—"Appraisal Rights" in this Offer to Purchase.

Who should I call if I have questions about the Offer? How can I obtain additional copies of the offer documents?

        You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885. You may also email MacKenzie Partners, Inc. at tenderoffer@mackenziepartners.com. MacKenzie Partners, Inc. is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this Offer to Purchase constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to the views of Offeror, Parent or OCM regarding the business of Nevada Chemicals and the benefits of tendering your Shares and of combining the business of Nevada Chemicals with the businesses of Offeror and its affiliates. Forward-looking statements can be identified by the words "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue," or the negative of these terms, and other similar expressions intended to identify forward-looking statements. The forward-looking statements made in this Offer to Purchase reflect Offeror's, Parent's and OCM's current intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Offeror's, Parent's and OCM's control. Because actual results could differ materially from Offeror's, Parent's or OCM's current intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this Offer to Purchase and to view all forward-looking statements made in this Offer to Purchase with caution. None of Offeror, Parent or OCM undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You should assume that the information appearing in this Offer to Purchase is accurate as of the date hereof only.

        Forward-looking statements are not guarantees of future performance or results and involve considerable risks and uncertainties, and actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those discussed below. In connection with this Offer to Purchase, known risks include, but are not limited to, (a) the inability to satisfy legal requirements for consummating the Offer, and (b) the inability to consummate the Offer for any other reason, including termination or amendment of the Offer in the event that Nevada Chemicals, Offeror, and Parent reach an agreement or understanding to terminate or amend the Offer.

To:    All Stockholders of Nevada Chemicals, Inc.:

INTRODUCTION

        Calypso Acquisition Corp. ("Offeror"), a Utah corporation and wholly owned subsidiary of Cyanco Holding Corp. ("Parent"), a Delaware corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares") of Nevada Chemicals, Inc., a Utah corporation ("Nevada Chemicals"), for $13.37 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 19, 2008 (the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached to the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2008 (the "Merger Agreement"), among Offeror, Parent and Nevada Chemicals. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of issued and outstanding Shares on a fully diluted basis (including the number of Shares issuable pursuant to outstanding options to acquire Shares). See Section 14—"Conditions of the Offer." After the completion of the Offer and the satisfaction or waiver of certain conditions, it is expected that Offeror will merge with and into Nevada Chemicals (the "Merger").

        Tendering Nevada Chemicals stockholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Nevada Chemicals stockholders that hold their Shares through a broker, bank or other nominee should check with those institutions as to whether or not they will be charged any service fee or commission. See Section 3—"Procedures for Accepting the Offer and Tendering Shares." Parent will pay all charges and expenses of American Stock Transfer & Trust Company, LLC, as Depositary, and MacKenzie Partners, Inc., as Information Agent, incurred in connection with the Offer. See Section 16—"Fees and Expenses."

        The Board of Directors of Nevada Chemicals, at a meeting duly called and held, unanimously (i) determined that each of the Transaction Documents and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals; (ii) approved all other corporate action required to be taken by Nevada Chemicals or the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement (the "Recommendation").

        Offeror is not required to purchase any Shares unless the holders of Shares have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by Parent or Offeror, represents at least a majority of the outstanding of Shares determined on a fully diluted basis (the "Minimum Condition"). The Offer also is subject to certain other terms and conditions. See Sections 1—"Terms of the Offer," 14—"Conditions of the Offer" and 15—"Legal Matters; Required Regulatory Approvals."

        Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will occur, pursuant to which it is expected that the Offeror will merge with and into Nevada Chemicals, with Nevada Chemicals continuing as the surviving corporation (the "Surviving Corporation") after the Merger. In the Merger, each outstanding Share that is not directly owned by Nevada Chemicals as treasury stock or by Parent or Offeror (other than Shares held by Nevada Chemicals stockholders that perfect their appraisal rights under Utah law) will be converted into the right to receive the Offer Price. Outstanding options to acquire Shares will be converted into the right to receive an amount per Share equal to the difference between the Offer Price and the option exercise price (the "Option Consideration"). Section 11(b) of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5 of this Offer to Purchase describes material U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

        The Nevada Chemicals Board received a draft of opinion, dated as of September 4, 2008, of Christenberry Collet & Company, Inc., Nevada Chemicals' financial advisor, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, $13.37 per Share in cash consideration to be received in the Offer and the Merger was fair, from a financial point of view, to the holders of Nevada Chemicals Shares other than OCM and its affiliates. The draft of opinion was substantially the same as Christenberry Collet & Company, Inc.'s written opinion, dated as of September 8, 2008, the full text of which is attached as an annex to Nevada Chemicals' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to Nevada Chemicals stockholders with this Offer to Purchase. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

        OCM and Offeror have been informed by Nevada Chemicals that to the knowledge of Nevada Chemicals, after reasonable inquiry, all of Nevada Chemicals' executive officers and directors currently intend to (1) tender or cause to be tendered all Shares held of record or beneficially owned by them pursuant to the Offer other than Shares, if any, that such person may have an unexercised right to purchase and (2) if necessary, to vote such shares in favor of the Merger. The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender. Each of the directors and a major stockholder of Nevada Chemicals (collectively, the "Principal Company Stockholders") have entered into support agreements (collectively, the "Support Agreements") pursuant to which the Principal Company Stockholders have agreed to take specified actions in furtherance of the Offer and the Merger, including (1) tendering or causing to be tendered all Shares held of record or beneficially owned by them pursuant to the Offer other than Shares, if any, that such person may have an unexercised right to purchase and (2) if necessary, voting such shares in favor of the Merger. The Principal Company Stockholders collectively hold 2,917,387 shares, or approximately 41.28% in the aggregate, of Nevada Chemicals' common stock, plus options to acquire an additional 21,000 shares of common stock.

        The Merger Agreement provides that upon the purchase of the Shares pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, as will give Parent representation on Nevada Chemicals' Board equal to the product of (i) the number of authorized directors on Nevada Chemicals' Board (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares owned by Parent, the Offeror or any of their affiliates bears to the aggregate number of Shares outstanding. Nevada Chemicals will promptly satisfy this obligation by increasing the size of the board of directors or securing the resignations of the necessary number of directors, or both, to enable Parent's designees to be elected to the Nevada Chemicals Board and will cause Parent's designees to be so elected. At such time, Nevada Chemicals will also cause (i) each committee of the Nevada Chemicals Board, (ii) the board of directors of each of Nevada Chemicals' subsidiaries and (iii) each committee of such boards of directors to include persons designated by Parent constituting the same percentage of each such committee or board of directors as the Board Percentage, in each case only to the extent permitted by applicable law and the rules of NASDAQ National Market, Inc. ("NASDAQ") or any other stock exchange on which the common stock of Nevada

Chemicals is listed. Nevada Chemicals' obligations with regard to board and committee membership are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

        Nevada Chemicals has granted the Offeror and Parent an irrevocable option (the "Top-Up Option"), if the Minimum Condition is met and the number of Shares held by Offeror, Parent, and their affiliates is equal at least 80% of the Shares of Nevada Chemicals then outstanding on a fully diluted basis, to purchase additional Shares equal to an amount that, when added to the Shares already owned by the Offeror at the time the option is exercised, will constitute one Share more than 90% of the Shares then outstanding on a fully-diluted basis, at a price per share equal to $13.37 net per Share.

        Unless the Merger can be completed as a "short-form" merger as set forth below, approval of the Merger requires the affirmative vote of holders of a majority of the issued and outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, Offeror will own a sufficient number of Shares to ensure that Nevada Chemicals stockholders will approve the Merger. See Section 11—"Purpose of the Offer; The Merger Agreement; Appraisal Rights; 'Going-Private' Transactions; Plans for Nevada Chemicals." If, following consummation of the Offer (including the exercise of the Top-Up Option), the Offeror owns 90% or more of the outstanding Shares, the Offeror intends to cause Nevada Chemicals to consummate the Merger as a "short form" merger pursuant to Section 16-10a-1104 of the Utah Revised Business Corporation Act ("URBCA"). Under such circumstances, neither the Nevada Chemicals stockholders nor the Nevada Chemicals Board will be required to approve the Merger. Assuming outstanding options are converted to cash or canceled pursuant to the Merger Agreement rather than exercised and tendered in the Offer, the Offeror and its affiliates will need to acquire, in addition to the tender of Shares owned by the Principal Company Shareholders, an additional 3,461,968 Shares in the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

        The Offer is conditioned upon the fulfillment of each of the conditions described in Section 14—"Conditions of the Offer." The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Friday, October 17, 2008, unless the Offer is extended. The Offer is not conditioned on obtaining financing. See Section 12—"Source and Amount of Funds."

        This Offer to Purchase and the related Letter of Transmittal contain important information that all Nevada Chemicals stockholders should read carefully before making any decision with respect to the Offer.

1.     TERMS OF THE OFFER

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," on or prior to the Expiration Date. The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Friday, October 17, 2008 (or the latest time and date as the Offer may be extended, the "Expiration Date"), unless we extend the Offer. We may extend the Offer without the consent of Nevada Chemicals (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC, (2) for an aggregate period of not more than twenty business days in increments of not more than ten business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") has not been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. Nevada Chemicals stockholders may withdraw their Shares previously tendered at any time prior to the Expiration Date. See Section 4—"Withdrawal Rights."

        In addition, if all of the conditions of the Offer have been satisfied or waived and the Shares have been accepted for payment, but there shall not have been tendered at least 90% of the issued and outstanding Shares on a fully-diluted basis, Offeror may extend the Offer for a "subsequent offering period" (as defined in Rule 14d-11 of the Exchange Act) of not more than 20 additional business days.

        In the event that Offeror elects to provide a subsequent offering period, it will provide an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Expiration Date for the Offer is currently scheduled for 12:00 midnight, New York City time, at the end of Friday, October 17, 2008.

        Subject to the provisions of the Merger Agreement and the applicable regulations of the SEC, Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Offeror may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer as set forth herein. Offeror acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Offeror may not delay purchase of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

        Parent and Offeror have reserved the right to modify the terms of the Offer, except that, without the prior written consent of Nevada Chemicals, Offeror may not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) add to or amend any condition to the Offer in any manner adverse to the shareholders of Nevada Chemicals (other than insignificant changes or amendments).

        The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—"Conditions of the Offer." See also Section 11(b)—"Termination." Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Parent and Offeror may choose to make any public announcement, Parent and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

        If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought (which would require the consent of Nevada Chemicals), decreases the consideration offered pursuant to the Offer (which would require the consent of Nevada Chemicals), or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to Nevada Chemicals stockholders, Offeror will extend the Offer at least until the expiration of that period of ten Business Days. For purposes of the Offer, a "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or San Francisco, California.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—"Conditions of the Offer."

        Consummation of the Offer also is conditioned upon expiration or termination of the applicable waiting period (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the satisfaction or waiver of other conditions set forth therein. Offeror reserves the right (but is not obligated), at any time prior to the expiration of the offer, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which may not be waived. In the event that Offeror waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to Nevada Chemicals stockholders, require that the Offer remain open for an additional period of time and/or that Parent and Offeror disseminate information concerning such waiver.

        Nevada Chemicals has provided Parent and Offeror with its stockholder lists and security position listings for the purpose of disseminating the Offer to Nevada Chemicals stockholders. Parent and Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Parent and Offeror will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4—"Withdrawal Rights") prior to the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14—"Conditions of the Offer." If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Offeror reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable rules and regulations of the SEC.

        If, prior to the Expiration Date, we increase the Offer Price, we will pay the increased offer price to the holders of the Shares from whom we purchase Shares in the Offer, whether or not such Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the Offer Price. Under no circumstances will we pay interest on the Offer Price paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

        For information with respect to approvals that Parent and Offeror are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—"Legal Matters; Required Regulatory Approvals."

        In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

        "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

        For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering Nevada Chemicals stockholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering Nevada Chemicals stockholders.

        If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

        Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

         Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

         Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

        Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, the tendering Nevada Chemicals stockholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Nevada Chemicals stockholder's acceptance of the Offer, as well as the tendering Nevada Chemicals stockholder's representation and warranty that the Nevada Chemicals stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

         Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution" and collectively "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

         Guaranteed Delivery.    If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures: your tender is made by or through an Eligible Institution; the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Nevada Chemicals stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

         U.S. Federal Income Tax Backup Withholding.    A U.S. Holder or Non-U.S. Holder that receives cash in exchange for Shares pursuant to the Offer or the Merger may be subject to backup withholding (currently at a rate of 28%) on the amount of cash received unless the U.S. Holder or Non-U.S. Holder is exempt from backup withholding and, when required, demonstrates that status or otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder of Shares should generally complete and sign the IRS Form W-9 included in the Letter of Transmittal, in accordance with the instructions provided thereon, to provide the information and certifications necessary to avoid backup withholding. A Non-U.S. Holder of Shares should generally complete and sign an appropriate Form W-8 (a copy of which may be obtained from the Depositary) attesting to such Non-U.S. Holder's exempt status. The IRS may impose a penalty on a U.S. Holder that does not furnish the U.S. Holder's social security number or other taxpayer identification number on IRS Form W-9. We may be required to comply with information reporting requirements under the Code with respect to the proceeds from the Offer or Merger.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service. Holders are advised to consult their tax advisers to ensure compliance with the procedural requirements to reduce or avoid withholding (including backup withholding) or, if applicable, to file a claim for a refund of withheld amounts in excess of the holder's U.S. federal income tax liability.

         Appointment as Proxy.    By executing the Letter of Transmittal, you irrevocably appoint Offeror's designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror's designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Nevada Chemicals stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of Nevada Chemicals stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of Nevada Chemicals stockholders.

         Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, at any time prior to the expiration of the Offer, to waive any of the conditions of the Offer, except the Minimum Condition (which may not be waived) or any defect or irregularity in any tender of Shares by any particular Nevada Chemicals stockholder, whether or not similar defects or irregularities are waived in the case of other Nevada Chemicals stockholders. Offeror's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of OCM, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     WITHDRAWAL RIGHTS

        Unless tendered in a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer (i) at any time on or before the Expiration Date (including any extension of such date), and, (ii) unless theretofore accepted for payment as provided in this Offer to Purchase, at any time after November 18, 2008. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror's behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

        In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of OCM, Parent, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of certain U.S. federal income tax consequences of the Offer and the Merger to holders of Nevada Chemicals Shares who receive cash in exchange for those Shares pursuant to the Offer or the Merger and who have no direct or indirect interest in Nevada Chemicals after the Offer or Merger, as applicable. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold Shares as part of a "straddle," a "hedge" or a "conversion transaction," investors in partnerships and other pass-through entities, persons who acquired Shares in connection with the performance of services, persons with a functional currency other than the U.S. dollar, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any U.S. federal non-income tax considerations or any state, local or foreign income or non-income tax considerations. This discussion assumes that holders hold Shares as "capital assets" (generally, assets held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code and applicable U.S. Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. The authorities on which this discussion is based are subject to various interpretations, and any views expressed within this discussion are not binding on the U.S. Internal Revenue Service or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

        This discussion applies to holders of Shares who receive cash in exchange for those Shares pursuant to the Offer or the Merger and who have no direct or indirect interest in Nevada Chemicals (whether directly or indirectly from OCM, Parent, Offeror or any other person pursuant to certain tax attribution rules). The tax considerations of the Offer and the Merger may differ for holders who have any direct or indirect interest in Nevada Chemicals after the Offer or the Merger, as applicable, and this discussion does not apply to such holders. Nevada Chemicals strongly encourages any such holder to consult such holder's own tax advisor.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares that is

  •
  a citizen or individual resident of the United States,

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  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the U.S., any State thereof or the District of Columbia,

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source or

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  a trust (1) if a court within the U.S. is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of Shares that does not qualify as a U.S. Holder under the definition above.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership are urged to consult their tax advisors concerning the tax treatment of the Offer and the Merger.

        EACH HOLDER OF SHARES IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF RECEIVING CASH IN EXCHANGE FOR SHARES PURSUANT TO THE OFFER OR THE MERGER

Consequences to U.S. Holder of Shares

        A U.S. Holder that receives cash in exchange for Shares pursuant to the Offer or the Merger and that has no direct or indirect interest in Nevada Chemicals after the Offer or Merger, as applicable, will recognize capital gain or loss equal to the amount of cash received in exchange for the Shares minus the U.S. Holder's adjusted tax basis in the Shares. Any capital gain or loss recognized by the U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the disposition of Shares and short-term capital gain or loss otherwise. Long-term capital gains recognized by individuals are taxable under current law at a maximum federal income tax rate of 15%. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable under current law at a maximum federal income tax rate of 35%. A U.S. Holder's ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to Non-U.S. Holder of Shares

        A Non-U.S. Holder that receives cash in exchanges for Shares pursuant to the Offer or the Merger and that has no direct or indirect interest in Nevada Chemicals after the Offer or Merger, as applicable, generally will not be subject to U.S. federal income taxation unless

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  gain resulting from the disposition of Shares is effectively connected with the conduct of a U.S. trade or business; or

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  Nevada Chemicals is or has been a U.S. real property holding corporation ("USRPHC") as defined in Section 897 of the Code at any time within the lesser of the five-year period preceding the disposition of Shares and the Non-U.S. Holder's holding period in the Shares, the

    Non-U.S. Holder owned more than 5% of our Shares at any time within such period and certain other conditions are satisfied.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business.

        If a Non-U.S. Holder is subject to U.S. federal income taxation upon the receipt of cash in exchange for Shares pursuant to the Offer or the Merger, the Non-U.S. Holder generally will be taxable in the same manner as a U.S. Holder, although a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder's ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

        Under certain circumstances, an individual Non-U.S. Holder who is present in the U.S. for 183 days or more in the individual's taxable year in which the disposition of Shares pursuant to the Offer or the Merger occurs may, unless such gain is already subject to tax as effectively connected with the conduct of a U.S. trade or business, be subject to a 30 percent tax on the gross amount of the gain on such disposition. In this case, the Non-U.S. Holder's ability to use other losses to offset the gain on our Shares will be limited.

Income Tax Treaties

        If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the U.S., the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation unless the U.S. trade or business is not conducted through a permanent establishment located in the U.S. Non-U.S. Holders are urged to consult their tax advisors regarding possible relief under an applicable income tax treaty.

Withholding and Information Reporting

        A U.S. Holder or Non-U.S. Holder that receives cash in exchange for Shares pursuant to the Offer or the Merger may be subject to backup withholding (currently at a rate of 28%) on the amount of cash received unless the U.S. Holder or Non-U.S. Holder is exempt from backup withholding and, when required, demonstrates that status or otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder of Shares should generally complete and sign the IRS Form W-9 included in the Letter of Transmittal, in accordance with the instructions provided thereon, to provide the information and certifications necessary to avoid backup withholding. A Non-U.S. Holder of Shares should generally complete and sign an appropriate Form W-8 (a copy of which may be obtained from the Depositary) attesting to such Non-U.S. Holder's exempt status. The IRS may impose a penalty on a U.S. Holder that does not furnish the U.S. Holder's social security number or other taxpayer identification number on IRS Form W-9. We may be required to comply with information reporting requirements under the Code with respect to the proceeds from the Offer or Merger.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service. Holders are advised to consult their tax advisers to ensure compliance with the procedural requirements to reduce or avoid withholding (including backup withholding) or, if applicable, to file a claim for a refund of withheld amounts in excess of the holder's U.S. federal income tax liability.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF RECEIVING CASH IN EXCHANGE FOR SHARES PURSUANT TO THE OFFER OR THE MERGER.

6.     PRICE RANGE OF THE SHARES; DIVIDENDS

        The Shares are traded on the NASDAQ under the symbol "NCEM." The following table sets forth, for the periods indicated, dividends and the reported high and low sale prices for the Shares on the NASDAQ during each quarter presented.

Nevada Chemicals, Inc.

	High	Low	Dividend
Fiscal 2006
Third Quarter	$10.24	$7.60	$0.08
Fourth Quarter	9.79	7.42	0.08
Fiscal 2007
First Quarter	$10.60	$8.71	$0.08
Second Quarter	10.82	9.71	0.09
Third Quarter	10.79	8.58	0.09
Fourth Quarter	10.73	8.19	0.09
Fiscal 2008
First Quarter	$9.25	$8.29	$0.09
Second Quarter	10.18	8.63	0.10
Third Quarter (through September 18, 2008)	13.25	9.61	N/A

        Under the Merger Agreement, Nevada Chemicals is not permitted, without Offeror's and Parent's written consent, to declare or pay dividends with respect to the Shares.

        On September 4, 2008, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $9.71 per Share. On September 18, 2008, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the NASDAQ for the Shares was $12.76 per Share.

        Nevada Chemicals stockholders are urged to obtain current market quotations prior to determining whether to tender into the Offer.

7.     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

         Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. None of OCM, Parent or Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

         NASDAQ Listing.    Nevada Chemicals' Shares are quoted on NASDAQ. Depending on the number of Shares acquired pursuant to the Offer, following the completion of the Offer, Shares may no longer be eligible for quotation on NASDAQ. According to the published guidelines of the NASDAQ,

NASDAQ will normally consider suspending dealings in, or removing from the list, an issuer's common stock when any one or more of the following conditions exist:

  (a)
  if the number of shares publicly held is less than 500,000; or

  (b)
  if the total number of public shareholders is less than 300; or

  (c)
  if the aggregate market value of shares publicly held over a 30 consecutive business day period is less than $1 million.

  (d)
  there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period,

  (e)
  the bid price for the Shares over a 30 consecutive business day period is less than $1, or

  (f)
  (i) Nevada Chemicals has shareholders' equity of less than $2.5 million, (ii) the market value of Nevada Chemicals' listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Nevada Chemicals' net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Nevada Chemicals, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose.

        If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for continued inclusion on NASDAQ and the Shares are no longer included in NASDAQ, the market for Shares could be adversely affected.

        In the event that the Shares no longer meet the requirements for continued inclusion on NASDAQ, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. There can be no assurance that there will be an active market for the Shares following the completion of the Offer. If the Merger does not occur and there is not an active market for the Shares, the value of the remaining Shares may be negatively affected.

         Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Nevada Chemicals to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Nevada Chemicals is required to furnish to Nevada Chemicals stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to Nevada Chemicals. If the Shares were no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Nevada Chemicals. In addition, the ability of "affiliates" of Nevada Chemicals and persons holding "restricted securities" of Nevada Chemicals to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933 ("Securities Act"), as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing. OCM, Parent and Offeror believe that the purchase of the Shares pursuant to the

Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Parent and Offeror's intention to cause Nevada Chemicals to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ (unless delisted as set forth in—"NASDAQ Listing") will be terminated following the completion of the Merger.

        The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded and could adversely affect the liquidity and market value of the remaining Shares held by the public.

         Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.     INFORMATION CONCERNING NEVADA CHEMICALS

        Nevada Chemicals is a Utah corporation with its principal executive office located at 9149 South Monroe Plaza Way, Suite B, Sandy, Utah 84070. The telephone number at that location is (801) 984-0228. Nevada Chemicals is a leading producer of strategic chemicals for the gold mining industry of the United States and is strategically located to produce and deliver liquid sodium cyanide to Western U.S. based precious metal mining concerns. Nevada Chemicals, through its subsidiary Winnemucca Chemicals, Inc., holds a 50% stake in Cyanco Company, a chemical producer of sodium cyanide located in Winnemucca, Nevada. Cyanco Company is a leading provider of liquid sodium cyanide to the gold mining operations in Nevada and has a capacity to produce in excess of 85 million pounds per year.

        Nevada Chemicals is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Nevada Chemicals' SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

  Projected Financial Information.

        Cyanco Company ("Cyanco") is a joint venture owned 50% by Winnemucca Chemicals, Inc., a wholly-owned subsidiary of Nevada Chemicals, and 50% by Cyplus Corporation, a subsidiary of Evonik Industries AG ("Evonik"). Nevada Chemicals has informed us that their senior management does not as a matter of course make public projections as to future performance or earnings for either Nevada Chemicals or Cyanco beyond the current fiscal year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with OCM's due diligence review of Cyanco, senior management of Evonik made available to us during the second quarter of 2008 certain projected financial information concerning Cyanco prepared by Cyanco's management. This information was prepared solely for internal use, including for purposes related to capital budgeting and other management decisions. This financial information is subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        This information was not provided by Nevada Chemicals or its management, and does not necessarily reflect its views as to the projected future performance of either its 50% ownership interest in Cyanco or the Nevada Chemicals business as a whole. In addition, these financial projections do not include costs and expenses of Nevada Chemicals relating to its ownerships interest in Cyanco, nor were they prepared using the equity method of accounting, which is the accounting method used by Nevada Chemicals with respect to its ownership interest in Cyanco. These projections also relate to Cyanco as a whole, whereas Nevada Chemicals owns only a 50% interest in Cyanco. The summary of these projections are being provided in this Offer only because they were made available to OCM in connection with its due diligence review of Cyanco, and they are not being provided in order to influence your decision whether to tender your shares. Readers are cautioned not to place undue reliance on these summary projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

        It is OCM's understanding that these projections reflect increases in demand related to new customer agreements entered into during 2008 as well as increases in both average raw materials costs and average freight costs (due largely to increases in fuel charges). In addition to the foregoing assumptions, the projections reflect numerous other assumptions by Cyanco's management (not all of which were provided to OCM) with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond the control of Cyanco or Nevada Chemicals. Accordingly, there can be no assurance that the assumptions made by Cyanco's management in preparing the projections will be realized and actual results may differ materially from those contained in these projections. The inclusion of the projections in this Offer should not be regarded as an indication that any of Nevada Chemicals, Cyanco, OCM, Parent or their respective affiliates or representative consider the projections necessarily to be predictive of actual future events, and the projections should not be relied upon as such.             Furthermore, the financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        A summary of these projections concerning Cyanco is as follows:

	Fiscal Year
	2008	2009	2010
	(in thousands)
Statement of Operations Data:
Sales	$69,768	$89,255	$100,409
Cost of sales plus overhead	55,492	69,102	76,610
Operating profit	14,276	20,153	23,799
Other	(2,008)	(2,592)	(2,927)
Net profit	$12,268	$17,561	$20,872

9.     INFORMATION CONCERNING OFFEROR, PARENT AND OCM

        Offeror, a Utah corporation, is a wholly owned subsidiary of Parent, a Delaware corporation. Parent is a privately held company owned by OCM Principal Opportunities Fund IV Delaware, L.P., a Delaware limited partnership, which in turn is owned directly with respect to the limited partner interest and indirectly (through its ownership of OCM Principal Opportunities Fund IV Delaware GP Inc., a Delaware corporation) with respect to the general partner interest by OCM Principal Opportunities

Fund IV, L.P. ("OCM"), a Cayman Islands exempted limited partnership. The general partner of OCM is OCM Principal Opportunities Fund IV GP, L.P. ("OCM GP"), a Cayman Islands exempted limited partnership, and the general partner of OCM GP is OCM Principal Opportunities Fund IV GP Ltd. ("OCM GP Ltd."), a Cayman Islands exempted company, and the director of OCM GP Ltd. is Oaktree Capital Management, L.P. ("Oaktree"), a Delaware limited partnership. Oaktree also acts as investment manager of OCM. We refer to the foregoing entities as the "Offeror Group." Offeror and Parent were formed for the purpose of entering into a business combination transaction with Nevada Chemicals and have not carried on any activities other than in connection with the Offer and the Merger. Oaktree is a global independent investment management firm with over $58 billion of assets under management as of June 30, 2008. Oaktree focuses on less efficient markets and alternative investments and emphasizes an opportunistic, value-oriented approach to investment niches in distressed debt, high yield bonds, private equity (including power infrastructure), convertible securities, senior bank loans, emerging market equities, mezzanine financing, Japan equities and real estate. OCM falls within Oaktree's private equity strategy, and OCM's primary objective is to make investments that result in control of, or significant influence over, a company. The principal business address of each of the entities in the Offeror Group is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071. The telephone number at that location is (213) 830-6300. The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of each of the entities in the Offeror Group is set forth on Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of any member of the Offeror Group or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days, (c) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Nevada Chemicals (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations) (d) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed on Schedule I to this Offer to Purchase, has, during the past two years, had any business relationship or transaction with Nevada Chemicals or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (e) during the past two years, there have been no contracts, negotiations or transactions between any member of the Offeror Group or, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Nevada Chemicals or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as set forth below, none of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        In May 2005, the SEC accepted Oaktree's offer to resolve an investigation into four alleged violations by Oaktree's emerging markets fund of an SEC trading rule, Rule 105 of Regulation M, which prohibits the use of stock acquired in a public offering to cover a short position entered into in the five business days before the offering. Oaktree cooperated immediately and fully with the SEC's inquiry into this matter and readily agreed to enter into a cease-and-desist order requiring Oaktree to (a) implement written compliance policies and procedures reasonably designed to prevent violations of Regulation M, review those policies and procedures annually and require the chief compliance officer to administer these policies and procedures; (b) pay disgorgement and prejudgment interest of $175,928; and (c) pay a civil money penalty in the amount of $169,773. In accepting Oaktree's offer of settlement, the SEC took specific note of the "remedial acts promptly undertaken by Oaktree and cooperation afforded the Commission staff." Oaktree has updated its firm compliance manual to ensure that it addresses the requirements of Rule 105 of Regulation M and outlines the policies and procedures Oaktree has designed to reasonably prevent further violations.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror Group has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Offeror's filings with respect to the Offer are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

10.   BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH NEVADA CHEMICALS

        Cyanco Company ("Cyanco") is a joint venture owned 50% by Winnemucca Chemicals, Inc., a wholly-owned subsidiary of Nevada Chemicals, and 50% by Cyplus Corporation, a subsidiary of Evonik Industries AG ("Evonik"). In the second quarter of 2006, representatives of OCM Principal Opportunities Fund IV, L.P. ("OCM"), an affiliate of Oaktree Capital Management, L.P., contacted Frank Harenburg of CyPlus GmbH, a subsidiary of Evonik, to discuss the potential acquisition of Evonik's ownership interest in Cyanco. In order to facilitate discussion, OCM and Evonik entered into a confidentiality agreement at this time. OCM indicated during this initial discussion that any such acquisition would need to occur contemporaneously with an acquisition of Nevada Chemicals' ownership interest in Cyanco, although OCM had not contacted Nevada Chemicals by that time. Evonik responded that, although it may be interested in selling the business in the future, it was not prepared to begin a sale process at that time.

        In August 2006, Oliver Maier of Evonik reported to OCM that Evonik planned to conduct an auction with respect to Evonik's ownership interest of Cyanco, and invited representatives of OCM to participate in that auction. As part of this process, on April 4, 2007, OCM received a "teaser" regarding Cyanco from Deloitte & Touche LLP, on behalf of Evonik. On or about May 2, 2007, OCM received a confidential information memorandum regarding Cyanco from Evonik, which set forth background information about Cyanco. On May 31, 2007, OCM submitted an indication of interest in Cyanco to Evonik.

        On July 6, 2007, OCM separately contacted John Day ("Day"), the chief executive officer of Nevada Chemicals, to discuss the potential acquisition of Nevada Chemicals' ownership interest in Cyanco. On a subsequent conference call on July 16 with Day, Bryan Bagley (Chairman of the Board of Nevada Chemicals) and representatives of OCM, OCM informed Nevada Chemicals' management regarding the prior discussions with Evonik regarding Cyanco as well as OCM's insistence that any purchase of either Nevada Chemicals or its interest in Cyanco would be completed contemporaneously with an acquisition of Evonik's interest in Cyanco. Nevada Chemicals responded that they would be prepared to present any "serious offer" for Nevada Chemicals to their board of directors, noting that, for tax reasons, the acquisition could not be structured as a direct purchase of Nevada Chemicals' ownership interest in Cyanco.

        On July 11, 2007, OCM entered into a confidentiality agreement with Nevada Chemicals pursuant to which Nevada Chemicals agreed to provide OCM with certain non-public information regarding Nevada Chemicals. In addition, following preliminary price negotiations, in July 2007, OCM was given access by Evonik to an electronic data room containing due diligence materials with respect to Evonik's US and Canadian sodium cyanide businesses, including extensive information and materials regarding Cyanco. Generally, the diligence relating to Cyanco was performed through Evonik. Other than cash, the primary asset of Nevada Chemicals was their interest in Cyanco, and minimal information was provided to OCM by Nevada Chemicals at this point.

        Throughout the latter half of 2007, OCM participated in meetings with Evonik and/or Nevada Chemicals to discuss the terms or status of the potential acquisition transactions. During this period, OCM participated in a series of teleconferences and meetings with representatives of Cyanco, as well as members of Evonik, to discuss Cyanco's financial performance and trends in the Cyanco business. OCM participated in similar teleconferences and meetings with representatives of Nevada Chemicals. In particular, OCM engaged in several discussions with Nevada Chemicals regarding the proposed acquisition price for Nevada Chemicals. The management of Cyanco also answered general due diligence questions regarding its operations. These included (i) a meeting with the management of Cyanco on June 21, 2007; (ii) a telephone conference regarding the state of the Cyanco business on September 4, 2007; (iii) a telephone conference with representatives of Cyanco regarding the state of the Cyanco business on October 10, 2007; (iv) a telephone conference with Nevada Chemicals regarding the state of the Cyanco business on October 11, 2007, (v) a visit by OCM to Cyanco's facilities, followed by a meeting with Cyanco's management, on November 19, 2007, and (vi) a meeting among representatives of OCM, Day and Davis on November 20, 2007.

        On December 14, 2007, Oaktree delivered a non-binding proposal letter to Nevada Chemicals regarding the acquisition, which contemplated OCM acquiring Nevada Chemicals at a per share price of $10.77. From December 2007 through February 2008, OCM and their counsel, in connection with ongoing negotiations with Evonik, continued to conduct an extensive due diligence review of the Cyanco business, using the electronic data room and other materials provided by Evonik. Among other things, during this time, representatives of OCM participated in (i) a telephone conference with management of Cyanco on February 1, 2008, to discuss diligence regarding Cyanco, and (i) a due diligence call with Day on February 13, 2008. During this period, OCM also continued to engage in discussions with Nevada Chemicals regarding a possible acquisition.

        Between December 14, 2007 and March 6, 2008, representatives of OCM and Nevada Chemicals were involved in continued negotiations regarding the terms of the acquisition.

        In February 2008, the largest gold producer in Nevada ("Customer"), and the only major gold producer in Nevada not then a direct customer of Cyanco, entered into negotiations with Cyanco regarding a long-term agreement to purchase 100% of its requirements for sodium cyanide in the Nevada region from Cyanco. Cyanco and Customer entered into a memorandum of understanding regarding the agreement in March 2008 and the long-term agreement became effective in June 2008. In order to supply Customer and other customers, Cyanco announced plans to increase capacity by approximately 50% in respect of capital improvements to its Winnemucca, Nevada facility, including the construction of a new manufacturing plant.

        On March 6, 2008 representatives of Nevada Chemicals informed OCM that, due to recent developments in the Cyanco business, Nevada Chemicals would not accept the offer at a price of $10.77 per share.

        On April 4, 2008, representatives of OCM sent a letter to Nevada Chemicals and Evonik requesting the right to perform additional due diligence regarding Cyanco, with a particular focus on this new customer arrangement. Nevada Chemicals responded to this letter on April 8, 2008, with an invitation to further discussions with respect to an acquisition of Nevada Chemicals by OCM. Because of the increased sales volume and EBITDA expected to result from the addition of this new customer, NCI increased its required price to at least $13.00 per share.

        Over the months of April and May 2008, several conversations were held between representatives of OCM and Nevada Chemicals regarding the business, as well as regarding certain terms of OCM's acquisition proposal, such as the proposed exclusivity period. During this period, OCM continued negotiations with Evonik regarding the potential acquisition of their ownership interest in Cyanco.

        On April 28, 2008, OCM reached an agreement in principle with Nevada Chemicals to acquire the Company for a price of $13.00 per share, including an allowance for a special dividend to shareholders (the "Special Dividend"), the amount of which would be determined based on levels of working capital at Nevada Chemicals and Cyanco as of immediately prior to the closing of acquisition by OCM.

        From May 2, 2008 through June 13, 2008, representatives of OCM and NCI negotiated the terms of a new non-binding proposal letter and exclusivity agreement. On June 13, 2008, representatives of OCM delivered a non-binding proposal letter to Nevada Chemicals relating to a proposed acquisition of Nevada Chemicals at a price of $13.00 per common share in a cash tender offer followed by a merger. The proposal was subject to the satisfactory completion of due diligence and the negotiation of definitive documentation. representatives of OCM indicated in the letter that the proposal was not subject to a financing condition. Also on June 13, 2008, Oaktree and Nevada Chemicals entered into an exclusivity agreement, pursuant to which Nevada Chemicals agreed, for a period of 60 days, not to solicit any proposals from, enter into discussions with or execute agreements with any party other than Oaktree in connection with a proposed purchase of Nevada Chemicals.

        On June 17, 2008, representatives of OCM, Nevada Chemicals and their respective counsel, held a telephonic meeting to discuss the structure of the transaction and the preparation of definitive documentation, including the merger agreement and transaction support agreements.

        On June 30, 2008, counsel to OCM delivered an initial draft of the merger agreement to Nevada Chemicals' counsel. During the period following the distribution of the merger agreement, counsel to OCM completed their legal due diligence review of Nevada Chemicals.

        On July 3, 2008, representatives of OCM delivered an initial draft of the form of transaction support agreement to Nevada Chemicals' counsel. The parties had previously agreed in principle that transaction support agreements would be signed by the principal shareholders, directors and executive officers of Nevada Chemicals.

        On July 14, 2008, representatives of OCM delivered a letter to Nevada Chemicals confirming, per the terms of the parties' exclusivity agreement, that OCM had satisfactorily completed its due diligence review of Nevada Chemicals' business and was prepared to continue to pursue the potential acquisition of Nevada Chemicals on the terms and subject to the conditions set forth in Oaktree's proposal letter dated June 13, 2008.

        On July 31, 2008, counsel to Nevada Chemicals distributed a revised draft of the merger agreement.

        On August 5, 2008, Nevada Chemicals and OCM agreed to extend the exclusivity period related to the transaction through August 31, 2008 in order to allow for the completion of documentation.

        On August 8, 2008, counsel to OCM distributed a revised draft of the merger agreement. During the following weeks, Nevada Chemicals and its financial consultants and representatives of OCM met by telephone to negotiate outstanding business issues and the details of the Special Dividend. After extensive negotiations around the calculation of working capital and the amount of the special dividend, the parties began to discuss eliminating the Special Dividend concept in favor of an increased per share price.

        On August 11, 2008, counsel to Nevada Chemicals distributed a revised draft of the form of transaction support agreement.

        On August 20, 2008, counsel to OCM distributed a revised draft of the form of transaction support agreement.

        On August 22, 2008, counsel to Nevada Chemicals distributed a revised draft of the merger agreement which, pending agreement on a new purchase price, reflected the elimination of the Special Dividend.

        On August 25, 2008, counsel to OCM distributed an initial draft of the Oaktree Guarantee Letter.

        On August 27, 2008, the parties agreed in principal to eliminate the special dividend concept in favor of an increased per share price of $13.37. In addition, on August 27, 2008, counsel to OCM and Nevada Chemicals met telephonically to discuss the remaining issues in the merger agreement and the transaction support agreement.

        On August 29, 2008, counsel to OCM distributed a revised draft of the merger agreement.

        Over the next several days, representatives of Nevada Chemical and representatives of OCM, including their respective legal counsel, engaged in discussions and negotiations to finalize the terms and conditions of the merger agreement.

        On September 3, 2008, counsel to OCM distributed a revised draft of the merger agreement.

        On September 4, 2008, the Nevada Chemicals board approved the final terms of the merger agreement.

        On September 5, 2008, the parties executed the Merger Agreement, Transaction Support Agreement, and OCM Guarantee Letter. Later that day, Nevada Chemicals issued a press release announcing the execution of the Merger Agreement. On September 5, 2008, OCM also entered into an agreement with Evonik Industries regarding the purchase of Evonik's interest in Cyanco.

        On September 19, 2008, the Purchaser commenced the Offer.

11.   PURPOSE OF THE OFFER; THE TRANSACTION DOCUMENTS; DISSENTERS' RIGHTS; 'GOING-PRIVATE' TRANSACTIONS; PLANS FOR NEVADA CHEMICALS

        (a)   Purpose.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Nevada Chemicals. The Offer, as the first step in the acquisition of Nevada Chemicals, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Nevada Chemicals not purchased pursuant to the Offer or otherwise.

        (b)(1)  The Merger Agreement.    The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Offeror, Parent and OCM have filed as an exhibit to the Tender Offer Statement on Schedule TO that Offeror, Parent and OCM have filed with the SEC, which you may examine and copy as set forth in Section 9—"Information Concerning Offeror, Parent and OCM."

         The Offer.    The Merger Agreement provides that Offeror will commence the Offer as soon as reasonably practicable after the date of the Merger Agreement and in any event within ten business days of the date of the Merger Agreement, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14—"Conditions of the Offer," Offeror will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The initial Expiration Date of the Offer will be the twentieth (20th) business day after commencement of the Offer. The Merger Agreement provides that, without the prior written consent of Nevada Chemicals, Offeror will not:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  impose additional conditions to the Offer;

  •
  decrease the number of Shares sought to be purchased in the Offer;

  •
  amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments) without the written consent of Nevada Chemicals;

  •
  extend the expiration of the Offer beyond the initial Expiration Date if all of the conditions to the Offer have been satisfied or waived and Offeror is permitted under applicable law to accept for payment and pay for tendered Shares, except (1) for any period required by any rule, regulation, interpretation or position of the SEC; (2) if, prior to the scheduled Expiration Date (as it may be extended), any condition to the Offer has not been satisfied or waived, Parent and Offeror may extend the Expiration Date for one or more periods not in excess of ten business days (unless otherwise agreed to by Nevada Chemicals), for an aggregate period of not more than twenty business days; and (3) if the Minimum Condition and all other conditions to the Offer have been satisfied or waived, but the number of Shares is less than 90% of the outstanding Shares on a fully diluted basis, the Offeror may extend the Offer for one period in accordance with SEC rules.

         Top-Up Option.    Pursuant to the Merger Agreement, Offeror and Parent have an option (the "Top-Up Option") to purchase from Nevada Chemicals, at a price per share equal to the Offer Price, a number of Shares which do not exceed the lowest number of Shares that, when added to all Shares owned by Offeror, Parent and their affiliates (the "Base Shares"), constitutes a sufficient number of shares to effect a short-form merger under the URBCA (the "Top-Up Shares"). The Top-Up Option is exercisable only if, at the Expiration Date, the number of Base Shares equals or exceeds 80% of the total Shares then issued and outstanding on a fully diluted basis.

        Offeror may purchase the Top-Up Shares, at its election, either (i) with cash and/or (ii) with a full-recourse promissory note issued by Offeror to Nevada Chemicals with a maturity of one year bearing interest at an annual rate of 4%, in a principal amount equal to the Offer Price multiplied by the number of Top-Up Shares.

         Recommendation.    The Board of Directors of Nevada Chemicals, at a meeting duly called and held, unanimously (i) determined that each of the Transaction Documents and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of Nevada Chemicals; (ii) approved and taken all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of Nevada Chemicals accept the Offer, tender their Shares to the Offeror pursuant to the Offer and approve and adopt the Merger Agreement.

         Directors.    The Merger Agreement provides that upon the purchase of the Shares pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, as will give Parent representation on Nevada Chemicals' Board equal to the product of (i) the number of authorized directors on Nevada Chemicals' Board (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares owned by Parent, the Offeror or any of their affiliates bears to the aggregate number of Shares outstanding. Nevada Chemicals will promptly satisfy the Board Percentage by increasing the size of the board of directors or securing the resignations of the number of directors or both as is necessary to enable Parent's designees to be elected to the Nevada Chemicals Board and will cause Parent's designees to be so elected. At each such time, Nevada Chemicals will also cause (i) each committee of the Nevada Chemicals Board, (ii) the board of directors of each of Nevada Chemicals' subsidiaries and (iii) each committee of such board of directors to include persons designated by Parent constituting the same percentage of each such committee or board of directors as the Board Percentage, in each case only to the extent permitted by applicable law and the rules of NASDAQ or any other stock exchange on which the common stock of Nevada Chemicals is listed. Nevada Chemicals' obligations with regard to board and committee membership are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

        Until the Effective Time, Nevada Chemicals will use all reasonable efforts to ensure that its Board will have at least two directors who are currently directors of Nevada Chemicals (the "Continuing Directors"); however, subsequent to the purchase of and payment for Shares pursuant to the Offer, and if Parent and its Affiliates at that time own a majority of the outstanding Shares on a fully diluted basis, Parent will always be entitled to have its designees represent at least a majority of the entire Board of Directors of Nevada Chemicals.

        The Merger Agreement provides that Nevada Chemicals will promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations and will mail to stockholders such information with respect to Nevada Chemicals, its officers and directors as is required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to Nevada Chemicals' Board of Directors.

        From and after the time Parent's designees constitute a majority of the Nevada Chemicals Board, the approval of a majority of the Continuing Directors (or a majority vote of the entire Board if there are no Continuing Directors) will be required to authorize: (a) any amendment of the Merger Agreement; (b) any termination of the Merger Agreement by Nevada Chemicals; (c) any extension of time for performance of any of the obligations of Parent or Offeror under the Merger Agreement; (d) any waiver of any condition or any of Nevada Chemicals' rights under the Merger Agreement; or (e) any other action by Nevada Chemicals under the Merger Agreement.

         The Merger.    The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), Offeror will be merged with and into Nevada Chemicals, which will continue as the corporation surviving the merger (the "Surviving Corporation"). Following the Merger, the separate corporate existence of Nevada Chemicals with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Parent may elect to alternatively structure the Merger so that (i) Nevada Chemicals is merged with and into Parent, Offeror or any other wholly owned subsidiary of Parent, or (ii) any other wholly owned subsidiary of Parent is merged with and into Nevada Chemicals. The Merger Agreement further provides that the closing of the Merger (the "Closing") will take place on a date to be specified by Offeror, Parent and Nevada Chemicals (the "Closing Date"), which will be no later than the second business day after satisfaction or waiver of certain conditions under the Merger Agreement. On the date of the Closing, Offeror, Parent and Nevada Chemicals will cause appropriate Articles of Merger (the "Articles of Merger"), to be executed and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code. The Effective Time will be on the date that the Articles of Merger have been duly filed or at such later date or time as may be agreed by parties and specified in the Articles of Merger.

         Merger Without Stockholder Meeting.    If, pursuant to the Offer, the exercise of the Top-Up Option (if any), or otherwise, the Shares beneficially owned by Offeror, Parent and any affiliates of either collectively constitute at least ninety percent of the outstanding Shares of Nevada Chemicals, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective without a meeting of Nevada Chemicals stockholders, in accordance with URBCA 16-10a-1104.

         Charter and Bylaws.    Unless otherwise determined by Parent, the articles of incorporation and by-laws of Offeror as in effect immediately prior to the Effective Time will be the articles of incorporation and by-laws of the Surviving Corporation (except as to the name of the Surviving Corporation), until the articles are amended as provided by applicable law.

         Treatment of Shares in the Merger.    By virtue of the Merger and without any action on the part of the Nevada Chemicals stockholders, as of the Effective Time, each Share issued and outstanding (other than (a) any Shares directly owned by Nevada Chemicals as treasury stock or owned by Parent, Offeror or any other wholly owned subsidiary of Parent, and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares ("Dissenters' Shares") in accordance with the provisions of the URBCA, which Dissenters' Shares will only be entitled to the rights granted under the URBCA), will be cancelled and cease to exist, and each holder of any such shares will cease to have any rights except the right to receive the consideration discussed herein. See Section 11(c)—"Dissenters' Rights." Each Share will automatically be converted into the right to receive $13.37 per Share.

         Treatment of Stock Options in the Offer and the Merger.    The Merger Agreement provides that each outstanding option to purchase Shares granted pursuant to Nevada Chemicals' 1988 Nonqualified Stock Option Plan (a "Company Stock Option"), whether or not then vested or exercisable, after the Effective Time will be promptly be given a cash payment, net of all applicable withholding taxes, by the Surviving Corporation in an amount equal to the product of (i) the excess, if any of the Merger Consideration over the exercise price of such Company Stock Option, and (ii) the number of Shares subject to such Company Stock Option immediately prior to its settlement (the "Option Consideration"). Upon delivery of the Option Consideration, such Company Common Stock Option will be canceled.

         Representations and Warranties.    Pursuant to the Merger Agreement, Nevada Chemicals has made customary representations and warranties to Parent and Offeror with respect to, among other matters: its corporate organization, subsidiaries and joint venture; capitalization; corporate authorization; governmental authorization; SEC filings and financial statements; the accuracy of certain information provided; undisclosed liabilities; absence of certain changes or events; taxes; real property; intellectual property; contracts; litigation and governmental investigations; environmental matters; employee benefit plans; labor matters; brokers' fees; compliance with laws; major customers and suppliers; and absence of certain improper business practices. Each of Offeror and Parent has made customary representations and warranties to Nevada Chemicals with respect to, among other matters: corporate organization; corporate authorization; governmental authorization; required filings and consents; the accuracy of certain information provided; litigation; adequacy of financing; and brokers' fees.

        The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in a confidential disclosure schedule (the "Company Disclosure Schedule") provided by Nevada Chemicals to Parent and Offeror in connection with the signing of the Merger Agreement. This disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Parent and Offeror, on the one hand, and Nevada Chemicals, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Parent, Offeror or Nevada Chemicals.

         Efforts to Close the Transactions.    In the Merger Agreement, each of Parent, Offeror and Nevada Chemicals agreed to use commercially reasonable efforts to (i) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders material to the consummation of the Transactions and required to be obtained or made by Nevada Chemicals or its subsidiaries, Parent or Offeror in connection with the authorization, execution and delivery of the Merger Agreement, any of the other Transaction Documents or the consummation of any of the Transactions, and (ii) as promptly as reasonably practicable make all necessary filings and submissions required under (a) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (b) the HSR Act and any related governmental request thereunder, and (c) any other applicable law.

         Conduct of Nevada Chemicals' Business.    Nevada Chemicals agreed that except as expressly permitted in the Merger Agreement, set forth in Nevada Chemicals Disclosure Schedule, or consented to in writing by Parent and Offeror, Nevada Chemicals will and will cause its subsidiaries to use reasonable commercial efforts to:

  •
  preserve intact its business organization,

  •
  keep available the services of its current officers, key employees and consultants of Nevada Chemicals and its subsidiaries;

  •
  preserve the current relationships of Nevada Chemicals and its subsidiaries with customers, franchisees, distributors, suppliers, licensors, licensees, contractors and other persons with which Nevada Chemicals or its subsidiaries has significant business relations;

  •
  maintain all assets in good repair and condition in all material respects other than ordinary wear and tear and other than those disposed of in the ordinary course of business;

  •
  maintain all insurance and permits necessary to the conduct of Nevada Chemicals' business as currently conducted;

  •
  maintain its books of account and records in the usual, regular and ordinary manner in all material respects; and

  •
  maintain, enforce and protect all of Nevada Chemicals' material intellectual property rights in a manner consistent in all material respects with past practice.

        In the Merger Agreement, Nevada Chemicals also agreed that it will not do any of the following without the consent of Offeror and Parent, except as contemplated by the Merger Agreement or the Support Agreements (collectively, the "Transaction Documents") or as provided in Nevada Chemicals Disclosure Schedule:

  •
  amend or otherwise change its articles of incorporation, by-laws or the Cyanco joint venture agreement;

  •
  issue, sell, pledge, dispose of, grant or encumber (i) any shares of capital stock of any class of Nevada Chemicals or its subsidiaries (other than through the Top-Up Option or company stock options outstanding), or any options, warrants, convertible securities or other rights to acquire any shares of capital stock, or any other ownership interests (including phantom interests) or voting debt of Nevada Chemicals, or (ii) any assets of Nevada Chemicals or its subsidiaries, except sales of inventory in the ordinary course of business, consistent with past practice which, in the aggregate has an immaterial value;

  •
  with respect to any of its capital stock, (i) declare, set aside, make or pay any dividend (other than between Nevada Chemicals and any wholly owned subsidiary) or other distribution, payable in cash, stock, property or otherwise, or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any capital stock;

  •
  acquire any corporation, partnership, limited liability company, or other business organization;

  •
  (i) incur any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to or investments in, any other Person, except in the ordinary course of business consistent with past practice; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $250,000 (other than capital expenditures which are made in respect of the Capacity Expansion (as defined in the Merger Agreement));

  •
  acquire any real property or other material assets, other than the purchase of supplies, equipment and other assets in the ordinary course of business consistent with past practice or in connection with the Capacity Expansion;

  •
  enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreement or arrangements with any director, executive officer, or employee, or grant any salary or wage increase to any of the foregoing persons;

  •
  establish, adopt, amend in any material respect or increase benefits under any employee benefit plan (other than as may be required by applicable law);

  •
  enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment relating to any labor union;

  •
  discharge or satisfy any material lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

  •
  make or institute any change in its accounting procedures and practices unless mandated by applicable law or generally accepted accounting principles ("GAAP");

  •
  enter into any agreement or other arrangementwith any director, executive officer, employee or stockholder of Nevada Chemicals or its subsidiaries or, to Nevada Chemicals' knowledge, any affiliate of the foregoing;

  •
  enter into any agreement or other arrangement that is reasonably likely to be material to the business of Nevada Chemicals or its subsidiaries;

  •
  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Nevada Chemicals or its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Nevada Chemicals or its Subsidiaries, fail to timely file any tax return, take a position on a tax return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future tax liability or decreasing any present or future tax asset of Nevada Chemicals or its subsidiaries except in connection with a resolution by Nevada Chemicals regarding tax audits and tax-related litigation that does not have an adverse effect on Nevada Chemicals or any of its subsidiaries;

  •
  license, assign or otherwise transfer to any person any rights to any material intellectual property rights of Nevada Chemicals, or fail to maintain, enforce or protect any material intellectual property rights of Nevada Chemicals, except in the ordinary course of business consistent with past practice;

  •
  settle any action, claim or suit with any governmental entity or third party relating to any of the Transaction Documents, the Merger or any of the other transactions contemplated thereby;

  •
  take, commit to take, or fail to take any action that (i) would make any representation or warranty of Nevada Chemicals contained in the Merger Agreement inaccurate in any material respect at; (ii) would result in any of the conditions to the Offer or any conditions to the consummation of the Merger not being satisfied; or (iii) would materially impair the ability of Nevada Chemicals, Parent or Offeror to consummate the Offer or the Merger or materially delay such consummation; or

  •
  authorize or propose, or agree to take, any of the foregoing actions.

         Access to Information.    The Merger Agreement provides that parties shall comply with all of their respective obligations under the nondisclosure agreement by and among OCM and Nevada Chemicals, dated July 11, 2007 (the "Confidentiality Agreement"), and subject to the Confidentiality Agreement, until the Effective Time, Nevada Chemicals will provide Parent, Offeror and their respective representatives reasonable access to all information and documents Parent and Offeror may reasonably request. Further, until the Effective Time, Nevada Chemicals agreed to provide to Parent, Offeror and their representatives full and complete access, in all material respects, to the officers, employees, customers, suppliers, agents, properties, offices and other facilities of Nevada Chemicals and its subsidiaries and to their books and records. Nevada Chemicals will also furnish promptly information concerning the business, properties, contracts, assets, liabilities, personnel, customers, suppliers and other aspects of Nevada Chemicals and its subsidiaries as OCM, Offeror or their respective representatives may reasonably request. However, no investigation by Parent, Offeror or their respective representatives will affect any representation, warranty or condition to the obligations of the parties contained in the Merger Agreement.

         No Solicitation.    In the Merger Agreement, Nevada Chemicals agreed that prior to the Effective Time, (a) neither Nevada Chemicals nor any of its subsidiaries will, nor will Nevada Chemicals authorize or permit any of its or its subsidiaries' representatives to directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with any person or group concerning any offer or proposal relating to an Acquisition Proposal, and (b) Nevada Chemicals will, and will cause its subsidiaries and the subsidiaries' representatives, to immediately cease any existing activities, discussions or negotiations with any person conducted with respect to any potential Acquisition Proposal. The term "Acquisition Proposal" means any (i) merger, consolidation, business combination, or similar transaction involving Nevada Chemicals or any of its subsidiaries, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of a material amount of the assets of Nevada Chemicals or any of its subsidiaries (except for sales of inventory in the ordinary course), (iii) issuance, sale, or other disposition of equity securities or voting debt representing 20% or more of the outstanding voting power of Nevada Chemicals, (iv) transaction in which any person becomes the beneficial owner of 20% or more of the outstanding voting power of Nevada Chemicals or (v) any combination of the foregoing.

        However, prior to the purchase of Shares by the Offeror pursuant to the Offer, Nevada Chemicals may provide access and furnish information concerning its business, properties or assets to any person or group pursuant to certain confidentiality agreements, and may negotiate and participate in discussions and negotiations with such person or group if (A) such person or group has submitted an unsolicited bona fide written proposal to the Nevada Chemicals Board relating to an Acquisition

Proposal; (B) the proposal provides for the acquisition for cash of all the outstanding Shares or all or substantially all of the assets of Nevada Chemicals, or a similar transaction where Nevada Chemicals, or at least a majority of its outstanding Shares or assets, will be acquired by an unaffiliated third party; (C) the Nevada Chemicals Board determines in good faith by a majority vote, after consultation with its financial advisor, that the proposal is financially superior to the Offer and the Merger, and is fully financed; and (D) the Nevada Chemicals Board determines in good faith by a majority vote, after consultation with legal counsel, that failure to provide information or access or to engage in discussions or negotiations would violate the Board's fiduciary duties to Nevada Chemicals' stockholders (any proposal meeting the criteria in (A), (B), (C) and (D) constitutes a "Superior Proposal").

        In addition, Nevada Chemicals has agreed that neither Nevada Chemicals, its subsidiaries, its Board or any board committee will:

  •
  withdraw or modify or propose to withdraw or modify in any manner adverse to Parent or Offeror, the approval, adoption or recommendation by the Board of the Merger Agreement, the Transaction Documents, the Merger or any of the Transactions;

  •
  approve or recommend any Acquisition Proposal;

  •
  approve, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal; or

  •
  submit any Acquisition Proposal at a stockholders' meeting for voting upon the approval and adoption of the Acquisition Proposal.

        However, if the Nevada Chemicals Board determines in good faith by a majority vote, after consultation with counsel, that such action is reasonably necessary to avoid violating its fiduciary duties under applicable law, the Board may (i) approve or recommend a Superior Proposal, (ii) withdraw or modify its Recommendation, and/or (iii) submit a Superior Proposal to Company stockholders, but in each case only provided that:

  •
  Nevada Chemicals must not take action until five (5) business days after delivery of written notice to Parent setting forth Nevada Chemicals' intention to take such action, with a reasonably detailed description of the reasons for such action, the material terms and conditions of each Superior Proposal received; and

  •
  Nevada Chemicals' financial and legal advisers have negotiated in good faith with Parent to make adjustments to the Merger Agreement (the "Parent Revised Proposal") to enable Nevada Chemicals to proceed with the Transactions on the adjusted terms. If, in the business judgment of the Board, the Parent Revised Proposal, in the business judgment of the Nevada Chemicals Board, is substantially the same as the Superior Proposal or is more favorable to Nevada Chemicals' stockholders from a financial point of view than the Superior Proposal, then Nevada Chemicals will amend the Merger Agreement as necessary, reject the Superior Proposal and recommend to its stockholders the approval of the Parent Revised Proposal and the adoption of the amended Merger Agreement.

        Notwithstanding the non-solicitation provisions, the Merger Agreement does not prohibit Nevada Chemicals or its Board from taking and disclosing to Nevada Chemicals' stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) of the Exchange Act.

        Nevada Chemicals is required to promptly (in any event within one business day) advise Parent and Offeror of any proposal, indication of interest or other inquiry made with respect to any Acquisition Proposal, shall keep Parent and Offeror fully apprised at all times of material developments with respect to any Acquisition Proposal, including providing a reasonably detailed description of the material terms and conditions of each Acquisition Proposal received.

         Notification.    Until the Effective Time, Nevada Chemicals agreed to promptly notify Parent and Offeror, and Parent and Offeror agreed to promptly notify Nevada Chemicals, of:

  •
  the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect, or any material covenant or condition to not be complied with or satisfied;

  •
  the failure of any party to comply with any material covenant, condition or agreement in the Merger Agreement;

  •
  the receipt of any notice or other communication which alleges that the consent of any person is or may be required in connection with any of the Transactions;

  •
  the receipt of any notice or other communication from any governmental entity in connection with any of the Transactions; and

  •
  any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to, involving or otherwise affecting Nevada Chemicals or the Offeror relating to the consummation of any of the Transactions.

         Indemnification; Directors' and Officers' Insurance.    Except as limited by law, for six years following the Effective Time, the indemnification obligations set forth in Nevada Chemicals' articles of incorporation and by-laws shall survive the Merger and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of individuals entitled to indemnification with respect to matters occurring before the Effective Time. The Merger Agreement also provides that Nevada Chemicals shall purchase directors' and officers' liability insurance policies for a period of six years after the Effective Time covering the persons currently covered in their capacities as directors and officers comparable to the coverage currently provided.

         Conditions to Completion of the Merger.    Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions:

  •
  unless the Merger is contemplated pursuant to Utah's short form merger statute, the Merger Agreement and Merger have been approved and adopted by the Nevada Chemicals stockholders;

  •
  no statute, rule, order, decree or regulation prohibits the consummation of the Merger or otherwise materially limits or restricts ownership or operation of the Surviving Corporation, and all governmental consents, order and approvals required to consummate the Merger have been obtained and are in effect at the Effective Time;

  •
  any applicable waiting period under the HSR Act relating to the Merger has expired or been terminated;

  •
  no order or injunction of a foreign or U.S. federal or state court or other governmental entity is in effect that precludes, restrains, enjoins or prohibits consummation of the Merger or otherwise materially restricts ownership or operation of the Surviving Corporation; and

  •
  Offeror, Parent or their affiliates have purchased Shares pursuant to the Offer.

         Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Nevada Chemicals stockholders:

  •
  by mutual written consent of the Boards of Directors of Nevada Chemicals and Parent.

  •
  by either the Board of Directors of Nevada Chemicals or the Board of Directors of OCM, if:

  (i)
  any governmental entity has issued an order, decree or ruling or taken any other action (which the parties have used commercially reasonable efforts to have lifted) permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

  (ii)
  prior to the purchase of Shares pursuant to the Offer, the Merger has not been consummated on or before the 150th day following the date of the Merger Agreement; provided, however, the right to terminate the Merger Agreement due to this deadline is not available to a party if the failure to consummate the Merger is the result of the party's material breach of the Merger Agreement.

  •
  by the Nevada Chemicals Board, if prior to the purchase of Shares pursuant to the Offer:

  (i)
  Parent or Offeror breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement (which breach cannot be or has not been cured within 30 days after the giving of written notice by Nevada Chemicals to Parent or the Offeror, as the case may be) or breaches its representations and warranties in any material respect; or

  (ii)
  (a) Nevada Chemicals is not in material breach of any of the terms of the Merger Agreement, (b) its Board authorizes Nevada Chemicals, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal and Nevada Chemicals notifies Parent in writing that it intends to enter into such an agreement, (c) Parent does not make, within three business days of receipt of Nevada Chemicals' written notification describe in clause (b), an offer that the Board of Directors of Nevada Chemicals determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to Nevada Chemicals stockholders as the Superior Proposal and (d) Nevada Chemicals prior to such termination pays the applicable Termination Fee (as defined below). Further, Nevada Chemicals has agreed (x) that it will not enter into a binding agreement referred to in clause (b) above until at least the fourth business day after it has provided the required notice to Parent required and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

  •
  by the Board of Directors of Parent, if:

  (i)
  Parent or Offeror, as the case may be, have properly terminated the Offer, or the Offer has expired, subject, in each case, to the provisions of the Merger Agreement and the terms of the Offer; provided that Parent may not terminate the Merger Agreement pursuant to this provision if Parent or Offeror has failed to purchase the Shares in the Offer in violation of the material terms of the Offer or the Merger Agreement;

  (ii)
  Parent, Offeror or any of their respective affiliates have failed to commence the Offer following the date of the initial public announcement of the Offer due to an occurrence that would result in a failure to satisfy any of the conditions set forth in the Merger Agreement (which cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent or Offeror to Nevada Chemicals); provided that Parent may not terminate the Merger Agreement pursuant to this provision if Parent or Offeror is in material breach of any of the provisions of the Merger Agreement or the Offer;

  (iii)
  Nevada Chemicals has withdrawn, or modified or changed in a manner adverse to Parent or Offeror, its approval or recommendation of the Merger Agreement, any of the other Transaction Documents, the Offer, the Merger or any of the other Transactions or has recommended an Acquisition Proposal or offer, or has executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of Nevada Chemicals, or a merger, consolidation or other business combination with a person other than Parent, Offeror or their respective Affiliates (or the Board of Directors of Nevada Chemicals resolves to do any of the foregoing); provided that Parent may not terminate the Merger Agreement pursuant to this provision if Parent or Offeror is in material breach of any of the provisions of the Merger Agreement or the Offer; or

  (iv)
  prior to the purchase of Shares by the Offeror pursuant to the Offer, Nevada Chemicals breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement (which breach has not been cured within 30 days after the giving of written notice by Parent or Offeror to Nevada Chemicals) or breaches any of its representations and warranties in any material respect.

         Effect of Termination.    In the event of termination of the Merger Agreement, it will immediately become void and Nevada Chemicals, Parent and Offeror and their respective officers and directors will have no liability or obligations; provided, that (a) the provisions of the Merger Agreement relating to fees and expenses and certain miscellaneous provisions will survive any termination of the Merger Agreement, and (b) any termination will not relieve any party from liability for, or be deemed to waive any party's right to, specific performance of the Merger Agreement or any of the other Transaction Documents available to them by reason of any pre-termination breach of the Merger Agreement or any of the other Transaction Documents.

  Fees and Expenses.

        Nevada Chemicals will pay Parent or its designees a fee of $2 million ("Termination Fee") within two business days of the termination of the Merger Agreement if:

  (i)
  the Merger Agreement is terminated by the Nevada Chemicals Board, provided that (a) Nevada Chemicals is not in material breach of the terms of the Merger Agreement, (b) the Nevada Chemicals Board authorizes Nevada Chemicals to enter into a transaction relating to a Superior Proposal, (c) the Nevada Chemicals Board notifies Parent, and (d) Parent does not make an offer which is at least as favorable as the Superior Proposal.

  (ii)
  the Merger Agreement is terminated by the Parent Board:

  (A)
  due to Nevada Chemicals' withdrawing, modifying, or changing its approval or recommendation in a manner adverse to Parent or Offeror, or Nevada Chemicals has agreed to merge with another company (unless Parent or Offeror are in material breach of the terms of the Merger Agreement or the Offer, in which case the Parent's Board may not terminate the Merger Agreement);

  (B)
  if prior to the Acceptance Time, Nevada Chemicals breaches or fails in any material respect to perform or comply with its obligations under the Merger Agreement (which breach is not cured within 30 days), or breaches any of its representations and warranties in any material respect;

  (C)
  if Parent or Offeror terminates the Offer or the Offer expires because of a failure to satisfy the Minimum Condition, and an Acquisition Proposal has been publicly announced or received by Nevada Chemicals; or

  (D)
  Parent, Offeror or their affiliates fail to commence the Offer following the date of the initial public announcement of the Offer due to a willful breach of the Merger Agreement by Nevada Chemicals that results in a failure to satisfy any of the conditions set forth in the Merger Agreement.

        Should the Merger Agreement be terminated pursuant to any of the provisions set forth above, in addition to the Termination Fee, Nevada Chemicals will reimburse Parent, Offeror and their affiliates all reasonable out-of-pocket expenses incurred after June 13, 2008, up to an aggregate amount of $750,000, by or on behalf of any such person (including fees and expenses of legal counsel, accountants, financial advisors, other consultant, financial printers and financial sources) in connection with the Merger Agreement, any of the other Transaction Documents or the Offer.

        If Nevada Chemicals fails to pay a required Termination Fee or an expense reimbursement, such amounts will accrue interest for the period commencing on the date the amount became past due, and Nevada Chemicals will pay the interest plus costs and expenses in connection with the filing of any lawsuit or other legal action taken to collect payment.

        The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit (d)(1) to the Schedule TO filed by OCM, Parent and Offeror with the SEC on September 19, 2008.

        (b)(2)    Support Agreements.    Concurrent with the execution of the Merger Agreement, Parent and the Offeror entered into the Support Agreements with certain stockholders of Nevada Chemicals (the "Principal Stockholders"). As of September 19, 2008, the Principal Company Stockholders collectively held 2,917,387 shares, or approximately 41.28% in the aggregate, of Nevada Chemicals' common stock, plus options to acquire an additional 21,000 shares of common stock. Pursuant to the Support Agreements, the Principal Shareholders have severally agreed to accept the Offer with respect to all of their Shares and, within five business days after the commencement of the Offer, validly tender all of their Shares pursuant to and in accordance with the terms of the Offer, and to not withdraw, or cause to be withdrawn, all or any portion of such Shares from the Offer, unless the Merger Agreement is terminated in accordance with its terms.

        Furthermore, in each Support Agreement, the applicable Principal Shareholder acknowledged to Parent, Offeror and Nevada Chemicals that as of the Effective Date upon the payment of the consideration for the options under the Merger Agreement (the "Option Consideration"), if any, the applicable Stockholders' Options will no longer be outstanding, will automatically be canceled and retired, and will cease to exist, and the Principal Stockholder will cease to have any rights with respect thereto, except the right to receive the Option Consideration into which the Stockholder's Options will have been converted pursuant to and in accordance with the terms of the Merger Agreement.

        During the term of the Support Agreement, the Principal Shareholders have agreed not to, except as expressly contemplated by the terms of the Support Agreement or the Merger Agreement, (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of ("Transfer") any or all of the Principal Stockholder's Shares or the Principal Stockholder's Options, or any right or interest therein, or make any offer or agreement relating thereto; (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Principal Stockholder's Shares; or (c) deposit any of the Principal Stockholder's Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Principal Stockholder's Shares.

        Under the Support Agreement, the Principal Shareholders have agreed to vote all of their Shares (a) in favor of any merger or any other transaction pursuant to which Parent, Offeror or any of their respective affiliates proposes to acquire Nevada Chemicals, whether by tender offer, merger, or otherwise, in which stockholders of Nevada Chemicals would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Offer, and/or (b) against any action, agreement or proposal which would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a material breach of any representation, warranty or covenant or any other obligation or agreement of Nevada Chemicals under or with respect to, the Offer or the Merger, the Merger Agreement, the Support Agreement or any of the transactions to which Nevada Chemicals is a party or transactions contemplated by the Support Agreement, including, (i) any other extraordinary corporate transaction, including, an Acquisition Proposal, merger, acquisition, joint venture, sale, consolidation, reorganization, liquidation or winding up of or involving Nevada Chemicals and a third party, or any other proposal of a third party to acquire Nevada Chemicals or all or substantially all of the assets thereof and (ii) any amendment of the articles of incorporation or by-laws of Nevada Chemicals.

        Under each Support Agreement, the applicable Principal Shareholder irrevocably granted to, and appointed, Jordon Kruse and Cass Traub, or either of them, in their respective capacities as officers of Parent and any other individual who shall hereafter be designated by the Parent, their proxy and attorney-in-fact (with full power of substitution) to vote all of their Shares, or grant a consent or approval in respect of their Shares, at any meeting of shareholders of Nevada Chemicals or in any other circumstances upon which their vote, consent or other approval is sought in the manner described in the preceding paragraph.

        The Support Agreements will terminate upon a valid termination of the Merger Agreement.

        The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreements, which are filed as Exhibits (d)(3) through (8) to the Schedule TO filed by OCM, Parent and Offeror with the SEC on September 19, 2008.

        (b)(3)    Confidentiality Agreement.

        On July 11, 2007, OCM and Nevada Chemicals entered into the Confidentiality Agreement.

        Pursuant to the Confidentiality Agreement, and in consideration of Nevada Chemicals' agreeing to make certain confidential information (the "Evaluation Material") available to OCM and its representatives, OCM agreed that (A) it and its representatives would keep all Evaluation Material confidential and would not, without the prior written consent of Nevada Chemicals, disclose any Evaluation Material, (B) it and its representatives would not use any Evaluation Material for any purpose other than evaluating a potential transaction with Nevada Chemicals (the "Potential Transaction") except as required by law or otherwise agreed to in writing by Nevada Chemicals and OCM, (B) it and its representatives would not disclose that the Evaluation Material has been made available, that discussions or negotiations are taking place regarding a Potential Transaction, or information regarding a Potential Transaction, (C) it and its representatives would return or destroy all Evaluation Material and all notes or memoranda relating to the Evaluation Material or negotiations generally upon demand by Nevada Chemicals, and (D) none of Nevada Chemicals or any of its representatives would have any liability to it or any other person resulting from the use of Evaluation Materials by it or its representatives and that none of Nevada Chemicals or any of its representatives made any representation or warranty as to the accuracy or completeness of the Evaluation Material.

        The Confidentiality Agreement expired on the earlier of the execution of a definitive agreement with respect to a Potential Transaction or one year from the date of the Confidentiality Agreement.

        The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as an Exhibit (d)(2) to the Schedule TO filed by OCM, Parent and Offeror with the SEC on September 19, 2008.

        (c)    Dissenters' Rights.    No dissenters' rights are available in connection with the Offer. If the Merger is consummated, each shareholder who did not tender such shareholder's Shares in the Offer (a "Remaining Shareholder") will cease to be a shareholder of Nevada Chemicals upon the effectiveness of the Merger and will be entitled to receive the consideration of $13.37 per share in cash pursuant to the Merger (the "Merger Consideration"). If, however, the Remaining Shareholder does not wish to accept the Merger Consideration, the Remaining Shareholder will be entitled to obtain payment of the fair value of his, her or its Shares as further described below, provided that such Remaining Shareholder properly complies with the provisions of Part 13 of the URBCA. "Fair value" with respect to a dissenter's Shares, means the value of the Shares immediately before the effective time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

        The following is a brief summary of the statutory procedures to be followed by a Remaining Shareholder in order to dissent from the Merger and perfect dissenters' rights under Part 13 of the URBCA. This summary is not intended to be complete and is qualified in its entirety by reference to Part 13 of the URBCA, the text of which is set forth in Exhibit A to this Offer to Purchase. Any shareholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available with respect to the Merger unless and until the Merger is completed.

        Remaining Shareholders who desire to exercise their dissenters' rights must fully satisfy all of the following conditions. Within 10 days after the effective date of the Merger, Nevada Chemicals, as the surviving corporation, will send a notice (the "Notice of Merger") to each Remaining Shareholder to the effect that the Merger is effective pursuant to URBCA and that dissenters' rights are available. The Notice of Merger will include a copy of Part 13 of the URBCA and any other information required by the URBCA. Any Remaining Shareholder wishing to demand appraisal of his, her or its Shares is required to deliver a written demand for appraisal to the Secretary of Nevada Chemicals by a date specified in the Notice of Merger, which date may not be fewer than 30 days nor more than 70 days after the date the Notice of Merger is given.

        A record owner, such as a broker, who holds Shares as a nominee for others, may exercise dissenters' rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner only if the shareholder dissents with respect to all Shares beneficially owned by any one person. In such case, the written demand must set forth the name and address of each person on whose behalf dissenters' rights are being asserted. If set forth in the Notice of Merger, when a record shareholder dissents with respect to the Shares held by any one or more beneficial owners, each beneficial owner must certify to Nevada Chemicals that both the beneficial and record shareholders of all Shares owned beneficially by such person have asserted, or will timely assert, dissenters' rights as to all the Shares unlimited on the ability to exercise dissenters' rights. Beneficial owners may assert dissenters' rights as to Shares held on such shareholder's behalf only if (1) the beneficial owner causes Nevada Chemicals to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (2) the beneficial owner dissents with respect to all Shares of which he, she or it is the beneficial owner.

        Remaining Shareholders who elect to exercise dissenters' rights must mail or deliver their written demands to the Secretary of Nevada Chemicals at 9149 South Monroe Plaza Way, Suite B, Sandy, Utah 84070. The written demand for appraisal should specify the Remaining Shareholder's name and mailing address, the number of Shares covered by the demand, and that such shareholder is thereby demanding payment of fair value of such Shares. In addition, if required by the Notice of Merger, the Remaining Shareholder must certify in writing, in or with the written demand, whether the Remaining Shareholder acquired beneficial ownership of the Shares covered by the demand before the date of first announcement to the news media of the terms of the Merger. A Remaining Shareholder must also deposit certificates for his, her or its certificated Shares in accordance with the terms of the Notice of Merger.

        Upon receipt of a written demand for payment in compliance with the URBCA, Nevada Chemicals will pay the amount it estimates to be the fair value of the Remaining Shareholder's Shares, with interest from the date of the Merger. If the Remaining Shareholder is dissatisfied with this payment, the Remaining Shareholder may notify Nevada Chemicals in writing of his, her or its own estimate of the fair value of the Shares and demand payment of the estimated amount, plus interest from the date of the Merger, but less any payment previously made by Nevada Chemicals. A Remaining Shareholder will waive the right to object to the payment unless such Remaining Shareholder causes Nevada Chemicals to receive this notice in compliance with the URBCA within 30 days after Nevada Chemicals made the payment for the Shares.

        If the demand for payment remains unresolved, Nevada Chemicals must commence a proceeding within 60 days after receiving the payment demand, and petition the court to determine the fair value of the Shares and the amount of interest. If Nevada Chemicals does not commence the proceeding within the 60-day period, it shall pay each Remaining Shareholder whose demand remains unresolved the amount demanded. Nevada Chemicals will commence the proceeding in the district court in Salt Lake County, Utah. The court will determine the fair value of the Shares and each Remaining Shareholder who properly perfected his, her or its dissenters' rights will be entitled to judgment for the amount, if any, by which the court finds the fair value, plus interest, exceeds the amount previously paid by Nevada Chemicals, or for the fair value, plus interest, of the Remaining Shareholder's after-acquired Shares for which Nevada Chemicals may have elected to withhold payment under the URBCA.

        The court in the appraisal proceeding will determine all costs of the proceeding and assess such costs against Nevada Chemicals, except that the court may assess costs against some or all of the dissenting Remaining Shareholders, in amounts the court finds equitable, to the extent that the court finds that such Remaining Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment.

        Remaining Shareholders who consider seeking appraisal should have in mind that the fair value of their Shares determined under Part 13 of the URBCA could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares.

        DISSENTERS' RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS COMPLETED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS' RIGHTS AND THE PROCEDURES TO BE FOLLOWED BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING TO THESE DISSENTERS' RIGHTS. SHAREHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE DISSENTERS' RIGHTS WITH RESPECT TO THOSE SHARES BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

        Shareholders should read the complete text of Part 13 of the URBCA, which is attached as Exhibit A. Shareholders who are interested in exercising and perfecting dissenters' rights in connection with the Merger should consult with their counsel for advice as to the procedures required to be followed. Failure to take any required step in connection with the exercise of dissenters' rights may result in the termination or waiver of such rights.

        (d)   "Going-Private" Transactions.    The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain "going-private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Parent and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Nevada Chemicals stockholders will receive the same price per Share as paid in the Offer. If applicable,

Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

        (e)   Plans for Nevada Chemicals.    In connection with the Offer, OCM, Parent and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of Nevada Chemicals, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in Nevada Chemicals' business corporate structure, capitalization and management. Upon the consummation of the Merger, Nevada Chemicals will become a wholly owned subsidiary of Parent.

12.   SOURCE AND AMOUNT OF FUNDS

        The Offer is not conditioned upon any financing arrangements. Parent and Offeror estimate that the total amount of funds required to purchase all of the outstanding Shares in the Offer (including Shares expected to be outstanding upon the exercise of options pursuant to the Support Agreements) will be approximately $94.6 million (excluding related fees and expenses).

        Parent and Offeror were formed solely for the purpose of investing in Nevada Chemicals, and will have no meaningful assets, liabilities or historical financial information, until OCM, the indirect parent of Parent contributes and/or or lends on or prior to the day on which payment will be made under the Offer, directly or indirectly through one or more subsidiaries and/or affiliates, an amount in cash equal to the aggregate Offer Price. OCM has guaranteed obligations of Parent and Offeror under the Merger Agreement, subject only to the conditions to such obligations set forth in the Merger Agreement.

        Equity contributions and/or debt financing from OCM and its affiliates will provide Offeror with sufficient funds to consummate the acquisition of all outstanding Shares in the Offer. As of September 17, 2008, OCM had approximately $500 million in uncalled capital commitments.

13.   DIVIDENDS AND DISTRIBUTIONS

        The Merger Agreement provides that, except as otherwise permitted in the Merger Agreement, Nevada Chemicals will not and will not permit any of its subsidiaries to, without the prior written consent of Parent and Offeror, prior to the Effective Time:

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than between any wholly owned subsidiary of Nevada Chemicals and Nevada Chemicals;

  •
  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

  •
  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of Nevada Chemicals or its subsidiaries (other than issuances of Company Common Stock pursuant to and in accordance with the Top-Up Option or the company stock options outstanding as of the date of the Merger Agreements), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, any other ownership interest (including any phantom interests) or voting debt of the Nevada Chemicals or its subsidiaries.

14.   CONDITIONS OF THE OFFER

        Notwithstanding any other provisions of the Offer, no party will be required to effect the Merger unless (i) the holders of Shares have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by Parent or Offeror, represents at least a majority of the outstanding of Shares determined on a fully diluted basis (the "Minimum Condition") or (ii) any of the following conditions have not been satisfied on or before the Closing Date:

  •
  any applicable waiting period under the HSR Act or any applicable foreign antitrust or competition law or regulation has not expired or terminated;

  •
  at any time on or after the date of the Merger Agreement and before the time of acceptance for payment of Shares, any of the following events shall occur or shall be reasonably determined by the Offeror to have occurred, and which shall be continuing:
  •
  (a) there is threatened or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or the Offeror's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or Nevada Chemicals' businesses or assets, or to compel Parent or Offeror or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Nevada Chemicals or Parent and their respective subsidiaries, in each of the foregoing cases, taken as a whole, (ii) challenging the acquisition by Parent or Offeror of any material number of Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other material transactions contemplated by the Merger Agreement, or seeking to obtain from Nevada Chemicals, Parent or Offeror any damages related to the Offer or the Merger that are material in relation to Nevada Chemicals and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Offeror, or rendering Offeror unable to accept for payment, pay for or purchase a material number of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Offeror or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to Nevada Chemicals' stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect on Nevada Chemicals; or (b) there is any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of clause (a) above;

  •
  any representation and warranty of Nevada Chemicals in the Merger Agreement are not true and correct (or in the case of representations and warranties that are qualified by their terms as to materiality, those representations and warranties, as so qualified, are not true and correct in all respects) as of the date of the Merger Agreement or thereafter have become inaccurate or incomplete, subject to specified materiality thresholds set forth in the Merger Agreement;

  •
  Nevada Chemicals has materially breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Nevada Chemicals to be performed or complied with by it under any of the Transaction Documents;

  •
  any events or changes have occurred which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a material adverse effect on Nevada Chemicals;

  •
  the Merger Agreement has been terminated in accordance with its terms;

    •
    Nevada Chemicals and Offeror have agreed in writing that Offeror will terminate the Offer; or

    •
    Nevada Chemicals' Board of Directors or any committee thereof (i) has withdrawn, or modified or changed in any manner adverse to Parent or Offeror (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) has recommended another proposal or offer, (iii) has resolved to do any of the foregoing or (iv) has taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or Offeror) after a reasonable amount of time (and in no event more than ten Business Days following receipt thereof) has elapsed for Nevada Chemicals' Board of Directors or any committee thereof to review and make a recommendation with respect thereto; which in any case identified in clauses (i)-(iv) in the sole collective judgement of Parent and Offeror, regardless of circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

15.   LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

        Except as set forth in this Offer to Purchase, based on Parent and Offeror's review of publicly available filings by Nevada Chemicals with the SEC and other information regarding Nevada Chemicals, none of Parent or Offeror is aware of any licenses or regulatory permits that appear to be material to the business of Nevada Chemicals and its subsidiaries, taken as a whole, that might be adversely affected by Offeror's acquisition of Shares in the Offer.

        In addition, none of Parent or Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act applicable to the Offer or the Merger that would be required for Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Offeror expect to seek such approval or action; see—"State Takeover Laws." Should any such approval or other action be required, Parent and Offeror cannot be certain that Parent and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Nevada Chemicals' or its subsidiaries' businesses. In that event, Offeror may not be required to purchase any Shares in the Offer. See the "Introduction" to this Offer to Purchase and Section 14—"Conditions of the Offer" for a description of the conditions to the Offer.

         State Takeover Laws.    Nevada Chemicals is incorporated in Utah and is subject to certain provisions of the Utah Code. The Nevada Chemicals Board amended Nevada Chemicals' bylaws to provide that Chapter 6 of Title 61 of the Utah Code (the "Utah Control Shares Acquisitions Act") will not apply to Nevada Chemicals. To the knowledge of Nevada Chemicals, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated therein.

        A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than the Utah Control Shares Acquisitions Act) purport to apply to the Offer or the Merger, Parent and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Except as set forth in this Offer to Purchase, Parent and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Parent and Offeror do not believe that any state takeover statute will impede Offeror's ability to complete the Offer and the Merger. However, Parent and Offeror reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14—"Conditions of the Offer."

         Antitrust.    Under the HSR Act, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to OCM and Parent by virtue of Offeror's acquisition of Shares in the Offer.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is otherwise terminated or extended by the FTC and the Antitrust Division. Both OCM and Nevada Chemicals will file Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer, and the required waiting period with respect to the Offer will expire on the fifteenth day following the filing, unless earlier terminated by the FTC and the Antitrust Division or unless OCM receives a request for additional information or documentary material (known as a "Second Request") prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division issues a Second Request to OCM, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date on which OCM substantially complies with that request. If the 15-calendar-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next calendar day that is not a Saturday, Sunday or legal public holiday. Only one 10-calendar-day extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar-day extension of the waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. Although Nevada Chemicals is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Nevada Chemicals' failure to make those filings nor Nevada Chemicals 's failure to substantially comply with a Second Request issued by the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer.

        At any time before or after Offeror's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of OCM, Parent Offeror, Nevada Chemicals or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—"Conditions of the Offer."

        OCM, Parent and Offeror cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—"Conditions of the Offer" and Section 11(b)—"Efforts to Close the Transactions."

         Litigation.    Following the public announcement of the Offer, a purported class-action lawsuit captioned Braun v. Nevada Chemicals Inc, et al., was filed on September 16, 2008, in Utah State court in the County of Salt Lake City. The lawsuit names as defendants Nevada Chemicals, each current member of the Nevada Chemicals board of directors, Oaktree, OCM, Purchaser and Parent. The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Nevada Chemicals' shareholders by Nevada Chemicals' directors in connection with, among other things, the Offer and the Merger. The complaint seeks, among other relief, class certification of the lawsuit, an injunction preventing the defendants from proceeding with the Offer and the Merger unless and until the defendants implement procedures to obtain the highest possible sale price, rescinding, to the extent already implemented, the Offer, the Merger and any terms of either, an injunction preventing the defendants from proceeding with the Offer and the Merger unless and until Nevada Chemicals discloses all material information to the plaintiff and the class, and an award of attorneys' fees and expenses and such other relief as the court might find just and proper. We believe the suit is entirely without merit and intend to defend ourselves vigorously.

16.   FEES AND EXPENSES

        Parent has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact Nevada Chemicals stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Parent has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Parent and Purchaser have retained American Stock Transfer & Trust Company, LLC as the Depositary. Parent and Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Except as set forth above, none of OCM, Parent or Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.   MISCELLANEOUS

        OCM, Parent and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If OCM, Parent and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Nevada Chemicals stockholders in that state. OCM, Parent and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Nevada Chemicals has filed or will file with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Nevada Chemicals Board with respect to the Offer and the reasons for the recommendation of the Nevada Chemicals Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Information Concerning Nevada Chemicals" and Section 9—"Information Concerning Offeror, Parent and OCM."

        None of OCM, Parent or Offeror has authorized any person to give any information or to make any representation on behalf of either OCM, Parent or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of OCM, Parent, Offeror, Nevada Chemicals or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

CALYPSO ACQUISITION CORP.

September 19, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR GROUP AND OFFEROR

1.     OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE GP INC.

        OCM Principal Opportunities Fund IV, L.P. is the sole shareholder of OCM Principal Opportunities Fund IV Delaware GP Inc. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IV Delaware GP Inc.

2.     OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.

        OCM Principal Opportunities Fund IV Delaware GP Inc. is the general partner of OCM Principal Opportunities Fund IV Delaware, L.P. There are no executive officers or directors appointed OCM Principal Opportunities Fund IV Delaware, L.P.

3.     OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

        OCM Principal Opportunities Fund IV GP, L.P. is the general partner of OCM Principal Opportunities Fund IV, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IV, L.P.

4.     OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.

        OCM Principal Opportunities Fund IV GP Ltd. is the general partner of OCM Principal Opportunities Fund IV GP, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IV GP, L.P.

5.     OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.

        Oaktree Fund GP I, L.P. is the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd.. Oaktree Capital Management, L.P. ("Oaktree") is the sole director and secretary of OCM Principal Opportunities Fund IV GP Ltd.

6.     OAKTREE CAPITAL MANAGEMENT, L.P.

        Oaktree Holdings, Inc. is the general partner of Oaktree. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each principal of Oaktree (a principal is equivalent to an executive officer; Oaktree has no directors). Unless otherwise indicated, each principal has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Oaktree Capital Management, L.P., at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90017, and each of these individuals is a citizen of the United States of America. Prior to May 25, 2007, Oaktree Capital Management, L.P. was known as Oaktree Capital Management, LLC.

Name	Principal Occupation and Five-Year Employment History
Howard S. Marks	Chairman of the Board of Oaktree Capital Group, LLC (since May 2007) and Chairman of Oaktree Capital Management, L.P. (since 1995).
Bruce A. Karsh	President and Director of Oaktree Capital Group, LLC (since May 2007) and President of Oaktree Capital Management, L.P. (since 1995).
John B. Frank	Managing Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Managing Principal of Oaktree Capital Management, L.P. (since 2006). Mr. Frank was Principal and General Counsel of Oaktree Capital Management, LLC from 2001 to 2006.

Name	Principal Occupation and Five-Year Employment History
David M. Kirchheimer	Chief Financial Officer, Chief Administrative Officer and Director of Oaktree Capital Group, LLC (since May 2007) and Chief Financial Officer , Chief Administrative Officer and Principal of Oaktree Capital Management, L.P. (since 1995).
Sheldon M. Stone	Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Principal of Oaktree Capital Management, L.P. (since 1995).
D. Richard Masson	Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Principal of Oaktree Capital Management, L.P. (since 1995).
Larry W. Keele	Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Principal of Oaktree Capital Management, L.P. (since 1995).
Stephen A. Kaplan	Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Principal of Oaktree Capital Management, L.P. (since 1995).
Kevin L. Clayton	Principal and Director of Oaktree Capital Group, LLC (since May 2007) and Principal of Oaktree Capital Management, L.P. (since 1995). The business address of Mr. Clayton is 1301 Avenue of the Americas, 34th Floor, New York, NY 10019.

7.     OFFEROR

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Oaktree. The business address of each of these individuals is c/o Oaktree Capital Management, L.P., at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90017, and each of these individuals is a citizen of the United States of America.

Name	Position and Five-Year Employment History
Jordon Kruse	Managing Director of Oaktree Capital Management, L.P. (January 2008 to present); Senior Vice President of Oaktree Capital Management, L.P. (January 2006 to December 2007); and Vice President of Oaktree Capital Management, L.P. (April 2001 to December 2005).
Cass Traub	Assistant Vice President of Oaktree Capital Management, L.P. (January 2008 to present); Associate of Oaktree Capital Management, L.P. (August 2005 to December 2007); and Mr. Traub was an Analyst at UBS Investment Bank from 2003 to 2005.

8.     PARENT

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Oaktree. The business address of each of these individuals is c/o Oaktree Capital Management, L.P., at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90017, and each of these individuals is a citizen of the United States of America.

Name	Position and Five-Year Employment History
Jordon Kruse	Managing Director of Oaktree Capital Management, L.P. (January 2008 to present); Senior Vice President of Oaktree Capital Management, L.P. (January 2006 to December 2007); and Vice President of Oaktree Capital Management, L.P. (April 2001 to December 2005).
Cass Traub	Assistant Vice President of Oaktree Capital Management, L.P. (January 2008 to present); Associate of Oaktree Capital Management, L.P. (August 2005 to December 2007); and Mr. Traub was an Analyst at UBS Investment Bank from 2003 to 2005.

Exhibit A: Part 13 of URBCA: Dissenters' Rights

  § 16-10a-1302. Right to dissent

        (1)   A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

          (a)   consummation of a plan of merger to which the corporation is a party if:

            (i)    shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

            (ii)   the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

          (b)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c)   consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

          (d)   consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

        (2)   A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

        (3)   Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, [FN1] or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

          (a)   the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b)   the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

          (c)   the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

        (4)   The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

          (a)   shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b)   shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National

A-1

  Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

          (c)   cash in lieu of fractional shares; or

          (d)   any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

        (5)   A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

Laws 1992, c. 277, § 139.

        [FN1] 15 U.S.C.A. § 77b et seq.

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        Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each Nevada Chemicals stockholder or the Nevada Chemicals stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at OCM's expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com